Exhibit 10.1

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

by and between

ADDUS HEALTHCARE, INC.,

and

CURO HEALTH SERVICES, LLC

D/B/A GENTIVA

Dated as of June 8, 2024

i

(continued)

(continued)

		Page

Section 5.5	Straddle Period	60
Section 5.6	Overlap	60

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1	Conditions to Obligations of Buyer and Seller	60
Section 6.2	Conditions to Obligations of Buyer	61
Section 6.3	Conditions to Obligations of Seller	62
Section 6.4	Frustration of Closing Conditions	62

ARTICLE 7

TERMINATION

Section 7.1	Termination	62
Section 7.2	Effect of Termination	64

ARTICLE 8

INDEMNIFICATION

Section 8.1	Survival	64
Section 8.2	Indemnification by Seller	64
Section 8.3	Indemnification by Buyer	65
Section 8.4	Limitations on Indemnity	65
Section 8.5	Notification of Claims; Third-Party Claims	66
Section 8.6	Exclusive Remedy	68

ARTICLE 9

DEFINITIONS

Section 9.1	Certain Terms	68
Section 9.2	Construction	90

ARTICLE 10

MISCELLANEOUS

Section 10.1	Notices	91
Section 10.2	Amendment; Waivers, etc.	92
Section 10.3	Expenses	92

(continued)

Exhibit A:	Form of Bill of Sale
Exhibit B:	Form of Equity Transfer Agreement
Exhibit C:	Form of Restrictive Covenant Agreement
Exhibit D:	Form of Assignment and Assumption Agreement
Exhibit E:	Form of Transitional Services Agreement
Exhibit F:	Accounting Principles
Exhibit G:	Purchase Price Allocation Schedule

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of June 8, 2024 (this “Agreement”), is made by and between Addus Healthcare, Inc., an Illinois corporation (“Buyer”), and Curo Health Services, LLC, a Delaware limited liability company, d/b/a Gentiva (“Seller”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, Seller owns directly all of the outstanding equity interests of IntegraCare of Abilene, LLC, a Texas limited liability company (“IntegraCare”), NP Plus, LLC, a Delaware limited liability company (“NP Plus”), Girling Health Care Services of Knoxville, Inc., a Tennessee corporation (“Girling Knoxville”), and Girling Health Care, Inc., a Texas corporation (“Girling Texas”, and together with Girling Knoxville, NP Plus and IntegraCare, the “Transferred Subsidiaries”);

WHEREAS, Seller owns, directly or indirectly, all of the outstanding equity interests of Central Arizona Home Health Care, Inc., an Arizona corporation (“Central Arizona”), Community Home Care & Hospice, LLC, a Delaware limited liability company (“Community Homecare”), TNMO Healthcare, LLC, a Delaware limited liability company (“TNMO”), and Odyssey HealthCare Operating A, LP, a Delaware limited partnership (“Odyssey”, and together with TNMO, Community Homecare, Central Arizona, the “Asset Sellers”), and the Asset Sellers own directly the Transferred Assets;

WHEREAS, Seller, the Asset Sellers and the Transferred Subsidiaries are engaged in the Business;

WHEREAS, prior to the Closing, Seller will effect the Restructuring (as defined herein);

WHEREAS, following the Restructuring, Buyer, through itself or through one or more of its direct or indirect subsidiaries, desires (a) to purchase (i) the Transferred Equity Interests from Seller, and (ii) the Transferred Assets from the Asset Sellers, and (b) to assume the Assumed Liabilities from the Asset Sellers, and Seller and the Asset Sellers desire to sell, assign, transfer, convey and deliver to Buyer such equity interests, assets and liabilities; and

WHEREAS, Seller and Asset Sellers have agreed to retain and/or assume the Excluded Liabilities, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound hereby, do agree as set forth herein:

ARTICLE 1

PURCHASE AND SALE; CLOSING

Section 1.1 Closing; Purchase and Sale; Closing Deliverables.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby and by the Ancillary Agreements (the “Closing”) shall take place remotely by electronic exchange of documents at 10:00 a.m. Central Standard Time (CST), on the date that is at least seventy-five (75) days after the date hereof and three (3) Business Days after the day on which the conditions set forth in ARTICLE 6 have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver, to the extent permitted by applicable Law, of those conditions at such time), unless another time, date or place is agreed to in writing by the parties; provided that under no circumstances shall the Closing occur prior to the first Business Day of the month following the Conditions Satisfaction Date without the express prior written consent of Buyer. The date on which the Closing occurs is referred to hereinafter as the “Closing Date”. Assuming the satisfaction of the conditions set forth in ARTICLE 6, the Closing shall be effective for accounting purposes as of the Effective Time.

(b) Purchase and Sale. On the Closing Date, in exchange for the Final Purchase Price and Buyer’s or an Affiliate of Buyer’s assumption of and agreement to discharge, honor and pay in full when due, the Assumed Liabilities, Seller shall (i) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, free and clear of all Liens (other than Liens arising under applicable securities Laws), all of Seller’s right title and interest in and to the Transferred Equity Interests, (ii) cause the Asset Sellers to sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), all of the applicable Asset Seller’s right, title and interest in and to the Transferred Assets and (iii) assume, to the extent not already retained, the Excluded Liabilities, and Buyer shall purchase, acquire and accept, free and clear of all Liens (other than Permitted Liens), all of the applicable Asset Seller’s right, title and interest in and to the Transferred Assets.

(c) Closing Deliverables. On the Closing Date, at the Closing:

(i) Seller shall deliver, or cause to be delivered by the applicable Asset Seller, to Buyer:

(1) certificates representing the Transferred Equity Interests of Girling Texas and Girling Knoxville, duly endorsed in blank or accompanied by stock powers;

(2) one or more bills of sale, in a form attached hereto as Exhibit A, transferring title to the Transferred Assets from the applicable Asset Seller to Buyer or its designee (each, a “Bill of Sale”), duly executed by the applicable Asset Seller;

(3) an assignment of equity interests in the form attached hereto as Exhibit B, transferring the Transferred Equity Interests of NP Plus and IntegraCare to Buyer or its designee (each, an “Equity Transfer Agreement”), duly executed by Seller;

(4) a restrictive covenant agreement in substantially the form attached hereto as Exhibit C, duly executed by Seller (the “Restrictive Covenant Agreement”);

(5) an agreement in substantially the form set forth on Schedule 1.1(c)(i)(5) (the “Section 1.1 Agreement”);

(6) an express, written assumption by Seller of the Excluded Liabilities, in the form attached hereto as Exhibit D;

(7) the Transitional Services Agreement, duly executed by Seller;

(8) a letter in customary form and content from each holder of Indebtedness for borrowed money of the Transferred Subsidiaries, that sets forth the amount necessary to fully discharge all such Indebtedness of such Transferred Subsidiary as of the Closing Date;

(9) evidence in customary form, from each holder of Indebtedness for borrowed money imposing a Lien (other than a Permitted Lien) on the Transferred Assets, assets of the Transferred Subsidiaries and/or Transferred Equity Interests that confirms all Liens (other than Permitted Liens), including those relating to the Credit Facilities, held by such debt holder on the Transferred Assets, assets of the Transferred Subsidiaries and/or Transferred Equity Interests shall be terminated and released at Closing, and authorizes Buyer to file UCC-3 termination statements and any other applicable Lien release or termination documents following the Closing;

(10) evidence in customary form that each Transferred Subsidiary has been released as a guarantor of the Credit Facilities;

(11) with respect to Seller and each Asset Seller, a certificate of good standing issued by the Secretary of State of the State in which such entity was formed and each State where such entity is qualified to do business, dated as of a date no more than ten (10) Business Days prior to the Closing Date; and

(12) with respect to Seller and each Asset Seller, resolutions reasonably acceptable to Buyer, approved by the governing body of such entity and authorizing such entity’s execution and delivery of this Agreement and/or the Ancillary Agreements to which such is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Buyer shall deliver:

(1) to Seller or other Persons designated by Seller, by wire transfer of immediately available funds, an amount in cash equal to the Estimated Purchase Price, to such account(s) as Seller shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date (the “Seller Designated Account(s)”);

(2) on behalf of Seller and its Affiliates (including the Transferred Subsidiaries and Asset Sellers), by wire transfer of immediately available funds, to the applicable third parties to whom such payment is owed, payment of the Transaction Expenses (based on the estimates provided by Seller pursuant to Section 1.2(b) of this Agreement);

(3) to each holder of Indebtedness for borrowed money imposing a lien (other than a Permitted Lien) on the Transferred Assets, assets of the Transferred Subsidiaries and/or the Transferred Equity Interests who requires payment for the release of such Lien, payment of the amount of Indebtedness specified in the payoff letter provided by such holder (such amount based on the estimates provided by Seller pursuant to Section 1.2(b) of this Agreement);

(4) to Seller, the Restrictive Covenant Agreement, duly executed by Buyer;

(5) to Seller, the Section 1.1 Agreement, duly executed by Buyer;

(6) to Seller, the Transitional Services Agreement, duly executed by Buyer; and

(7) an express written assumption by Buyer or its designee of the Assumed Liabilities, in the form attached hereto as Exhibit D.

Section 1.2 Purchase Price.

(a) Final Purchase Price. The aggregate consideration for the Transferred Equity Interests and the Transferred Assets shall be (i) an amount in cash equal to (A) the Enterprise Value, plus (B) the Final Closing Date Cash, minus (C) the Final Closing Date Indebtedness, plus (D) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number), minus (E) the Final Transaction Expenses (the calculation resulting from clauses (A), (B), (C), (D), and (E), the “Final Purchase Price”) and (ii) Buyer’s assumption, and agreement to pay, perform and discharge when due without recourse to Seller or its Affiliates (other than, following the Closing, the Transferred Subsidiaries), the Assumed Liabilities.

(b) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, Seller shall provide to Buyer a statement (the “Estimated Closing Statement”) setting forth an estimate of the Final Purchase Price which shall be based upon (i) the Enterprise Value and (ii) good faith estimates of the Closing Date Cash, the Closing Date Indebtedness, the Net Working Capital Adjustment Amount and the Transaction Expenses (the “Estimated Purchase Price”), in each case, delivered with reasonably detailed supporting calculations and documentation. In the event that Buyer does not agree in good faith with Seller’s calculation of the Estimated Purchase Price, Buyer shall so notify Seller in writing no later than two (2) Business Days after Buyer receives Seller’s calculations, and Seller shall consider in good faith any comments or proposed changes that Buyer may reasonably suggest; provided, however, if Seller disagrees with Buyer’s comments or proposed changes to the Estimated Closing Statement or the Estimated Purchase Price, then the Closing shall occur on the Closing Date and the Seller’s calculations shall be used at Closing.

(c) Post-Closing Adjustments.

(i) Post-Closing Adjustment. As soon as practicable, but no later than one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Net Working Capital Adjustment Amount, (D) the Transaction Expenses and (E) based thereon, Buyer’s calculation of the Final Purchase Price (such calculations, collectively, the “Proposed Purchase Price Calculations”), together with reasonably detailed supporting calculations and documentation (the “Closing Statement”).

(ii) Within forty-five (45) days of receipt of the Closing Statement, Seller may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”). Such Purchase Price Dispute Notice shall describe in reasonable detail the nature of such disagreement, including the specific items that are disputed and the dollar amounts thereof. If Seller does not provide a Purchase Price Dispute Notice to Buyer within such forty-five (45)-day period, then the parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall become final and binding on the parties hereto. If a Purchase Price Dispute Notice is provided to Buyer within such forty-five (45)-day period, then Seller and Buyer shall use their respective reasonable best efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice.

(iii) If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to Grant Thornton LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Seller and Buyer that does not have a material relationship with Buyer, Seller or any of their respective Affiliates (in either case, the “Accounting Firm”). The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The Accounting Firm’s engagement fees shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm (A) shall be bound by the terms of this Agreement, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Seller or Buyer, (C) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation,

(D) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement and (E) shall act as an expert and not as an arbitrator. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed.

(iv) Following the Closing Date, each of Buyer and Seller shall and shall cause its Subsidiaries (including the Transferred Subsidiaries), its and their respective accountants, advisors, counsel and personnel to (A) permit the other party and its accountants, advisors, counsel and personnel reasonable access (during normal business hours, with the right to make copies) to the books, records, work papers and personnel of the other party and its Subsidiaries to the extent related to the Business and necessary for the exercise of the parties’ rights and obligations under this Section 1.2 (provided, that Seller may redact any information in the aforementioned materials that do not relate to the Business) and (B) cooperate and assist the other party and its accountants, advisors, counsel and personnel in calculating or reviewing calculations of the Final Purchase Price (and the components thereof) and reviewing the Closing Statement. The obligations contained in this paragraph shall be subject to existing confidentiality obligations of a party, protection of legal privilege and compliance with applicable Law.

(v) Within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 1.2(c):

(1) if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller or other Persons designated by Seller, an amount in cash equal to the amount by which the Final Purchase Price exceeds the Estimated Purchase Price by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as Seller shall designate in writing to Buyer), or

(2) if the Estimated Purchase Price is greater than the Final Purchase Price, Seller shall, or cause its designees to, pay to Buyer an amount in cash equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price by wire transfer of immediately available funds to an account designated by Buyer in writing to Seller.

(vi) Any amount paid pursuant to Section 1.2(c)(v) shall be (A) made by wire transfer of immediately available funds and (B) treated as an adjustment to the Final Purchase Price, as applicable, for Tax reporting purposes.

(d) Accounting Procedures. The Estimated Purchase Price, the Proposed Purchase Price Calculations, the Final Purchase Price, the Estimated Closing Statement and the Closing Statement and the calculations contained therein shall be calculated and determined in accordance with the Accounting Principles (including the same format (and for purposes of calculating Closing Date Net Working Capital, including those line items) as the sample calculations set forth therein).

(e) Allocation of the Final Purchase Price. Within ninety (90) days following the final determination of the Final Purchase Price, Buyer shall provide to Seller a schedule allocating the Final Purchase Price and the Assumed Liabilities that are liabilities for Tax purposes (the “Tax Purchase Price”) among the Transferred Equity Interests (or, if the applicable Transferred Subsidiary is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, such Transferred Subsidiary’s assets) and the Transferred Assets (the “Allocation Schedule”), which shall be used for all applicable U.S. federal and state income Tax purposes. The Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the Treasury Regulations thereunder, subject, in each case, to the allocation principles as reflected on Exhibit G. If Seller disagrees with Buyer’s proposed Allocation Schedule, Seller may, within thirty (30) days after delivery of Buyer’s proposed Allocation Schedule, deliver a notice (an “Allocation Objection Notice”) to Buyer which shall specify those items as to which Seller disagrees and the reasons therefore and setting forth Seller’s proposed Allocation Schedule. If an Allocation Objection Notice is duly and timely delivered, Seller and Buyer shall, during the thirty (30) days immediately following such delivery, consult in good faith and use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to agree upon a final Allocation Schedule, in which case Buyer and Seller shall file all Tax Returns in a manner consistent with such Allocation Schedule. If Seller and Buyer are unable to reach such agreement, then Seller and Buyer shall refer the matter to the Accounting Firm for final resolution consistent with the procedures in Section 1.2(c) and in accordance with Exhibit G. The allocation as so finalized (the “Final Allocation”) shall be revised from time to time to appropriately take into account any other adjustments to the Tax Purchase Price made pursuant to this Agreement, and Buyer shall deliver to Seller an amended Final Allocation reflecting any such revisions. The Parties shall file, or cause to be filed, all Tax Returns consistent with the Final Allocation, including as amended (if applicable), and no Party shall take any Tax position inconsistent with such Final Allocation.

Section 1.3 Withholding. Buyer (or any agent of Buyer) and Seller may withhold from amounts otherwise payable pursuant to this Agreement such amounts of Taxes as are required to be deducted and withheld with respect to such payment under applicable Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a party intends to so withhold, such party shall provide notice to the party in respect of whom such payment is to be made at least five (5) Business Days in advance of any such withholding or deduction (such notice to include the legal authority and the calculation method for the expected withholding), and such parties shall reasonably cooperate with each other to minimize or eliminate such withholding or deduction.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyer as of the date hereof as follows:

Section 2.1 Organization and Power.

(a) Each of Seller, each Asset Seller and each Transferred Subsidiary is an entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization or formation and has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its material properties and assets related to the Business (including the Transferred Assets) and to carry on its businesses as presently conducted. Each of Seller, each Asset Seller and each Transferred Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in the jurisdictions in which the ownership or operation of the Business or ownership, operation or leasing of the Transferred Assets (and the assets held by a Transferred Subsidiary) by such entity and the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to the Business, taken as a whole.

(b) For each Asset Seller and Transferred Subsidiary, Section 2.1 of the Seller Disclosure Letter sets forth the jurisdiction of incorporation or formation and the jurisdiction(s) where such entity is required to be qualified or licensed with respect to the Business. Seller has made available or delivered to Buyer true, correct and complete copies of the Organizational Documents of each Asset Seller and Transferred Subsidiary, and each such Organizational Document as so made available or delivered is in full force and effect.

Section 2.2 Authorization.

(a) Each of Seller and each Asset Seller has the requisite corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Asset Seller and/or Seller is a party, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller and/or each Asset Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or other entity power action on the part of Seller and/or such Asset Seller, as applicable. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Seller and/or any Asset Seller will be a party will be) duly executed and delivered by Seller (and, in the case of the Ancillary Agreements, by Seller or the applicable Asset Seller) and constitutes (and each such Ancillary Agreement when so executed and delivered by Seller and/or the applicable Asset Seller will constitute) a valid, legal and binding agreement of Seller (and in the case of the Ancillary Agreements, Seller and/or Asset Seller party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which Seller and/or any Asset Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller (and in the case of the Ancillary Agreements, Seller and/or Asset Seller party thereto) in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (collectively, the “Enforceability Exceptions”).

(b) No notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for or required in connection with or as a result of the execution, delivery or performance by Seller or the Asset Sellers of this Agreement or the Ancillary Agreements to which Seller or the applicable Asset Seller is a party or the consummation by Seller or the Asset Sellers of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) those filings set forth on Section 2.2 (b) of the Seller Disclosure Letter and (iii) those filings that may be required solely as a result of facts specific to Buyer and its Affiliates.

Section 2.3 Non-Contravention. The execution and delivery by Seller and each Asset Seller of this Agreement and the Ancillary Agreements to which Seller or the applicable Asset Seller is a party, and the performance of Seller or such Asset Seller’s obligations hereunder and thereunder (including the consummation of the transactions contemplated hereunder and thereunder), do not (a) conflict with or result in any breach of any provision of the Organizational Documents of Seller, any applicable Asset Seller or any Transferred Subsidiary, (b) assuming compliance with the matters referred to in Section 2.2(b), violate any Law or Order applicable to the Business, any Transferred Subsidiary or any Asset Seller, (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice, lapse of time or both) a default or give rise to any right of termination, cancellation, material payment, adverse modification, loss of rights or acceleration under, any of the terms, conditions or provisions of any Material Contract or Permit or (d) except as contemplated by this Agreement, result in the creation or imposition of any Lien (other than Permitted Liens) on any Transferred Equity Interests or Transferred Asset, except, in the case of clause (c), as would not reasonably be expected to be material to the Business, taken as a whole.

Section 2.4 Capitalization; Title to Equity Interests.

(a) Section 2.4(a) of the Seller Disclosure Letter sets forth, as of the date hereof and with respect to each Transferred Subsidiary, the number of authorized, issued and outstanding equity interests in such Transferred Subsidiary (such issued and outstanding equity interests, collectively, the “Transferred Equity Interests”) and the record and beneficial owners thereof. There are no other authorized, issued or outstanding shares of capital stock or other equity interests of each such Transferred Subsidiary.

(b) Seller is the holder of record and beneficially owns all of the Transferred Equity Interests and has good and valid title to such equity interests, free and clear of all Liens (other than the Liens that will be released at or prior to the Closing). All of the Transferred Equity Interests have been duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any Liens (other than those arising under this Agreement or that will be released at or prior to the Closing). Seller has the sole voting power and sole power of disposition with respect to the Transferred Equity Interests. Seller has all necessary and lawful right to transfer the Transferred Equity Interests to Buyer pursuant to the terms of this Agreement and at the Closing, Seller will convey good and valid title to the Transferred Equity Interests to Buyer, free and clear of all Liens (other than any Liens created or imposed by Buyer). None of the Transferred Equity Interests was issued in violation of any preemptive or other similar rights.

(c) Other than the Transferred Equity Interests, there are no outstanding (i) equity securities of the Transferred Subsidiaries, (ii) securities of the Transferred Subsidiaries convertible into or exchangeable or exercisable for equity securities of the Transferred Subsidiaries, (iii) subscriptions, options, calls, warrants or other rights, commitments or agreements to which any Transferred Subsidiary is a party, or by which any Transferred Subsidiary is bound, obligating such Transferred Subsidiary to issue, deliver or sell any equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Transferred Subsidiaries, (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any equity securities of the Transferred Subsidiaries.

(d) Neither Seller nor any of its Affiliates is party to any agreement or subject to any obligation wherein a third party has a right of first refusal or right of first offer or is party to any proxy, voting agreement, registration rights agreement, equityholders agreement or any other contract or understanding with respect to the sale, repurchase, redemption, transfer or other acquisition, or the voting, of the equity securities of the Transferred Subsidiaries.

Section 2.5 Ownership Interests. None of the Transferred Subsidiaries has any Subsidiaries or otherwise owns, directly or indirectly, any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person. Seller has sole equity ownership and sole voting power with respect to each of the Asset Sellers. The Asset Sellers together own all of the Transferred Assets.

Section 2.6 Financial Statements.

(a) Section 2.6(a) of the Seller Disclosure Letter sets forth the unaudited combined statement of income and the combined balance sheet of the Business as of and for the four month period ended April 30, 2024 (the “Reference Date”) and as of and for the years ended 2023 and 2022 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the financial position and results of operations of the Business as of the respective dates or for the respective time periods set forth therein, in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures (none of which, if presented, would individually or in the aggregate, be materially adverse to the Business taken as a whole) and, in case of Financial Statements as of the Reference Date, resulting from normal and recurring quarter or year-end adjustments, not material to the Business, taken as a whole, individually or in the aggregate, (ii) have been prepared based on the Seller’s consolidated audited financial statements or as of and for the interim period thereafter ended on the Reference Date, (iii) have been prepared based on the books and records of Seller and its Affiliates. The Financial Statements have been prepared in accordance with GAAP and Seller’s and its Affiliates’ regular accounting policies, practices and methodologies, applied on a consistent basis, provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a separate standalone basis, (B) historically has not been separately reported within Seller’s and its Affiliates’ consolidated financial statements, (C) the Financial Statements have been prepared in accordance with the Accounting Principles but include estimated allocations of certain corporate assets and liabilities, and expenses for services and other costs attributable to the Business which may not necessarily reflect amounts that the Business would incur on a standalone basis.

(c) In operating the Business, Seller and its Affiliates have maintained a system of internal accounting controls designed to provide reasonable assurances that (i) transactions involving the Business are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (ii) all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of such financial statements.

(d) All accounts receivable reflected in the Financial Statements and transferred hereunder at Closing as “Transferred Assets” arose from bona fide arms’ length transactions and have not been assigned to any customer or other third party, except to the extent of any allowance or reserve for bad debt as set forth in the Financial Statements in accordance with GAAP.

Section 2.7 Other Liabilities; Indebtedness. There are no Liabilities, commitments or obligations of any nature whatsoever (whether accrued, asserted, known, matured, absolute, contingent or otherwise and whether due or to become due) of the Business or a Transferred Subsidiary, except (a) Liabilities reflected in, reserved against on or otherwise disclosed on the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the Reference Date, (c) the Excluded Liabilities, (d) executory Liabilities under the Transferred Business Contracts (other than Liabilities resulting from any breach of any such Contract by Seller or its Affiliates), and (e) other Liabilities that would not be, individually or in the aggregate, material to the Business, taken as a whole.

Section 2.8 Absence of Certain Changes. Since January 1, 2024, (i) the Business has been conducted in the Ordinary Course of Business in all material respects, and (ii) neither the Business, any Transferred Subsidiary nor, with respect to the Business, any Asset Seller has experienced a Material Adverse Effect. Since the Reference Date, there has been no action which, if taken or authorized between the date of this Agreement and the Closing Date, would have required the consent of Buyer pursuant to clause (a), (b), (c), (e), (f), (h), (i), (k), (l), (m), (n), (p), (q), (s) or (w) of Section 4.1 of this Agreement.

Section 2.9 Material Contracts.

(a) Section 2.9(a) of the Seller Disclosure Letter lists, as of the date hereof, the following Transferred Business Contracts and each amendment, supplement and modification in respect of the foregoing, except for this Agreement, any Benefit Plan and any contracts without remaining executory obligations thereunder (collectively, the “Material Contracts”):

(i) [reserved]

(ii) any joint venture agreement or partnership agreement or other similar agreement or arrangement with a third party relating to the sharing of profits, losses, costs or Liabilities;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any other Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise) within the three (3) year period preceding the date of this Agreement or with which the Business otherwise has an outstanding obligation, including any indemnification obligation or payment obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(iv) any agreement that contains exclusivity obligations (including any rights of first refusal, rights of first offer or rights of first negotiation), most favored nation obligations, non-competition obligations or restrictions binding on the Business, Transferred Assets or any Transferred Subsidiary, or that will restrict the ability of Buyer to operate the Business upon consummation of the transactions contemplated by this Agreement;

(v) any agreement that contains restrictions binding on the Business, Transferred Assets or any Transferred Subsidiary, or that will restrict the freedom of Buyer upon consummation of the transactions contemplated by this Agreement, to solicit or hire any referral source, individual or class of individuals for employment, excluding in any such case any confidentiality restrictions or agreements entered into in the Ordinary Course of Business;

(vi) any agreement that requires any Transferred Subsidiary or Asset Seller to indemnify any Person, other than in the Ordinary Course of Business, including any agreement that requires any Transferred Subsidiary or Asset Seller to act as a guarantor or surety;

(vii) any and all agreements pursuant to which the Business, any Transferred Subsidiary or any Asset Seller (A) is granted by any third party any license of or right to use Intellectual Property that is material to and used in connection with the Business (other than agreements for Off-the-Shelf Software and non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business) or (B) has agreed to any transfer of, or grants to any third party any license of or right to use any Transferred Owned Intellectual Property (other than non-exclusive licenses granted to customers, suppliers, or website visitors in the Ordinary Course of Business, including in connection with the sale or licensing of products or services of the Business) (collectively, the “IP Licenses”);

(viii) any agreement involving a remaining commitment to pay capital expenditures in excess of $100,000;

(ix) any agreement to sell or otherwise dispose of any capital assets having a fair market value in excess of $100,000;

(x) any agreement relating to any interest rate, derivatives or hedging transactions;

(xi) any agreement relating to Indebtedness in excess of $100,000, excluding the Credit Facilities;

(xii) any agreement with any Material Supplier or Material Payor;

(xiii) all material agreements with third-party payors with revenue in excess of $100,000 (measured by the aggregate amount of revenue recognized by the Business from such Third-Party Payors, during calendar year 2023);

(xiv) any agreement with a referral source, including but not limited to any agreement with a physician or any agreement with a health care provider for the provision of services, rental of space and/or rental of equipment;

(xv) any agreement pursuant to which Seller, any Transferred Subsidiary or Asset Seller manages the operations of any other Person or pursuant to which Seller, any Transferred Subsidiary or Asset Seller has management services provide to it;

(xvi) any agreement with a Governmental Authority;

(xvii) any collective bargaining agreement or any other agreement with a labor union or labor organization;

(xviii) each employment, independent contractor or consulting agreement between Seller, any Transferred Subsidiary or any Asset Seller and any of the employees, independent contractors or consultants of any Transferred Subsidiary or any other Business Employee that (A) obligates Seller, any Transferred Subsidiary or any Asset Sellers to make annual cash payments in an amount exceeding $100,000 or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with Seller, any Transferred Subsidiary or any Asset Seller or on account of the transactions contemplated by this Agreement; (B) is not terminable upon thirty (30) days’ or less notice; (C) contains non-competition or similar provisions for the benefit of Seller, any Transferred Subsidiary or any Asset Seller from an employee, independent contractor or consultant; or (D) provides for severance or termination payments;

(xix) [reserved]

(xx) any agreement involving the settlement of any Action or threatened Action and (A) which will involve payments after the date hereof in excess of, $150,000, (B) with respect to which conditions precedent to the settlement have not been satisfied, (C) which involve ongoing, non-monetary relief, or (D) that otherwise have any obligations outstanding;

(xxi) any agreement with any Person under which the aggregate payments made to or received by the Business during the fiscal year ended December 31, 2023 exceed $250,000; and

(xxii) any other agreement (other than those described in paragraphs (i) through (xxi) of this Section 2.9) that is material to the Business.

(b) Seller has made available to Buyer true, correct and complete copies of all Material Contracts, inclusive of all amendments, supplements and modifications thereto. Each Material Contract is in full force and effect and is a valid and binding agreement of Seller, the applicable Asset Seller or Transferred Subsidiary (subject to the Enforceability Exceptions), and, to the Knowledge of Seller, each other party thereto. Neither Seller, the applicable Asset Seller or the applicable Transferred Subsidiary party thereto nor, to the Knowledge of Seller, any other party thereto, is in default, violation or breach in any material respect under (or is, as of the date hereof, alleged to be in default, violation or breach in any material respect under) the terms of any Material

Contract. As of the date hereof, neither Seller, the applicable Asset Seller nor the applicable Transferred Subsidiary has provided or received any written notice of, or, to the Knowledge of Seller, oral notice of, any breach of, default or violation under in any material respect, intention to terminate, not renew or extend, or cancel or other material change to any such Material Contract, and, to the Knowledge of Seller, no event or circumstance exists or has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination or cancellation thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected to be material to the Transferred Subsidiaries or Asset Sellers, taken individually or as a whole. None of the other parties to any Material Contract has refused or notified Seller in writing, or to the Knowledge of Seller, orally, that it (i) will refuse to continue performing under such Material Contract in any material respect, (ii) will materially modify or materially reduce its performance under such Material Contract or (iii) will not renew or extend the Material Contract beyond the existing term.

Section 2.10 Properties.

(a) Real Property Interests. Other than the Leased Real Property, none of the Transferred Subsidiaries or, with respect to real property used in connection with the Business, Seller or its Affiliates (including the Asset Sellers), (i) owns any real property or interests in real property, fee or otherwise, and (ii) has ever owned fee simple interest in any real property. No Seller or Affiliate of Seller is a party to any contract or agreement to acquire an interest in real property with respect to the Business.

(b) Real Property Leases. Section 2.10(b) of the Seller Disclosure Letter contains a true and correct list of each location of real property leased and used primarily in connection with the operation of the Business (the “Leased Real Property”) pursuant to written leases, subleases, licenses or other contracts or agreements for real property, including all amendments, renewals and guaranties with respect thereto, including those to which any Transferred Subsidiary or Asset Seller, with respect to the Business, is a party (each, a “Lease” and collectively, the “Leases”). Section 2.10(b) of the Seller Disclosure Letter also identifies as to each Lease the names of the parties thereto, including any Transferred Subsidiary or Asset Seller. With respect to each Lease, (A) such Lease is in full force and effect, (B) such Lease is valid, binding and enforceable by and against Seller, the applicable Asset Seller or Transferred Subsidiary, as applicable, and to the Knowledge of Seller, each other party thereto, (C) neither Seller, the applicable Asset Seller or Transferred Subsidiary that is a party to such Lease, nor, to the Knowledge of Seller, any other party to such Lease, is in, or is alleged to be in, breach or default under such Lease, (D) no event has occurred that, with or without notice or lapse of time or both, would constitute or result in a breach or default under any Lease, (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, and (F) the Seller, the applicable Asset Seller or Transferred Subsidiary that is a party thereto does not owe any brokerage commissions or finder’s fees with respect to such Lease. Each of Seller and the applicable Asset Seller or Transferred Subsidiary is entitled to and has exclusive possession of the Leased Real Property to the extent such property relates primarily to the Business and has a good and valid leasehold interest in, and the right to quiet enjoyment of, the applicable Leased Real Property to the extent such property relates primarily to the Business, in each case free and clear of all Liens

(other than Permitted Liens). No Asset Seller’s or Transferred Subsidiary’s possession and quiet enjoyment of its applicable Leased Real Property under any applicable Lease has been disturbed, and there are no current disputes with respect to any such Lease. True and correct copies of all Leases, as amended or modified, have been provided or made available to Buyer or its advisors. The Leased Real Property constitutes all of the real property used or occupied by the Seller and its Affiliates, including the Transferred Subsidiaries and Asset Sellers, in the operation of the Business.

(c) Seller, the applicable Asset Seller or Transferred Subsidiary, as applicable, has paid all rents, service charges and all other amounts that are due and payable under the Leases to which they are a party. Except as set forth in the Leases, neither Seller, the applicable Asset Seller or Transferred Subsidiary have any right or option to purchase the Leased Real Property or any portion thereof or any interest therein or renew, extend or terminate the applicable Lease.

(d) Neither Seller, the applicable Asset Seller or Transferred Subsidiary has subleased, licensed, mortgaged or otherwise granted any occupancy or use rights with respect to all or any portion of the Leased Real Property, and no Person (other than Seller, the applicable Asset Seller or Transferred Subsidiary) uses or occupies the Leased Real Property or any portion thereof. Neither Seller, the applicable Asset Seller or Transferred Subsidiary has collaterally assigned or granted any other security interest in the Leased Real Property or the Leases.

(e) There are no pending or, to the Knowledge of Seller, threatened eminent domain, condemnation, or zoning or other actions affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent the continued use of the Leased Real Property as currently used in the conduct of the Business.

(f) Personal Property. Except for the Excluded Assets, each Transferred Subsidiary or Asset Seller has good and valid title to, or otherwise has the right to use, pursuant to a valid and enforceable lease or similar contractual arrangement, all of the tangible assets that are material to the Business and that are used in connection with the Business, in each case, free and clear of any Liens other than Permitted Liens.

Section 2.11 Intellectual Property; IT Systems; Data Privacy and Security.

(a) Section 2.11(a) of the Seller Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) applications, issuances, and registrations for patents, Trademarks, copyrights and Internet domain names that are included in the Transferred Owned Intellectual Property (collectively, the “Registered Intellectual Property”), including in each case the title and current owner, the jurisdiction in which such item of Registered Intellectual Property has been issued, registered or filed, and the applicable registration, serial, or application number, and (ii) social media accounts included in the Transferred Owned Intellectual Property. All of the Registered Intellectual Property is subsisting, valid and enforceable. Since the Lookback Period, no Registered Intellectual Property material to the operation of the Business as currently conducted has lapsed, expired, or been abandoned or withdrawn. Each of Seller, an Asset Seller, or a Transferred Subsidiary, as applicable, has taken commercially reasonable measures to protect the Registered Intellectual Property and to perfect the chain of title recorded with the applicable Governmental Authority (including the United States Patent and Trademark Office) or private registrar with respect to each such item of Registered Intellectual Property.

(b) Each of Seller, an Asset Seller or a Transferred Subsidiary (i) exclusively owns all right, title, and interest in the Transferred Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), in all material respects, and (ii) owns, licenses, or has valid and enforceable rights to use all other material Intellectual Property used in the operation of the Business as currently conducted, free and clear of all Liens (other than Permitted Liens). All material Transferred Owned Intellectual Property is valid, subsisting and enforceable. The Transferred Intellectual Property is not subject to any outstanding Order or governmental Proceeding adversely affecting or, to the Knowledge of Seller, that could adversely affect Seller’s, an Asset Seller’s, or a Transferred Subsidiary’s use thereof or rights thereto.

(c) As of the date hereof, (i) none of the Transferred Owned Intellectual Property nor the operation of the Business infringes, misappropriates, dilutes, or otherwise violates, or has infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any third party in any material respect, and (ii) no third party is infringing, misappropriating, diluting, or otherwise violating any material Transferred Owned Intellectual Property. None of Seller, the Asset Sellers, nor the Transferred Subsidiaries has received or asserted any written (or, to the Knowledge of Seller, oral) notice, demand or claim, and no Action is pending before any Governmental Authority, with respect to any actual or alleged infringement, misappropriation, misuse, or violation of the Intellectual Property of any Person or related to any Transferred Owned Intellectual Property. The foregoing is the sole representation and warranty of Seller that addresses infringement, misappropriation, dilution or other violation of Intellectual Property. During the Lookback Period, there have been no Orders, settlements, covenants not to sue, consents or similar obligations related to the Transferred Owned Intellectual Property.

(d) Section 2.11(d) of the Seller Disclosure Letter sets forth a complete and accurate list of all Software included in the Transferred Owned Intellectual Property (“Transferred Owned Software”). All Transferred Owned Software performs in conformance with its documentation in all material respects and, to the Knowledge of Seller, is free from Malicious Code. Seller, an Asset Seller, or a Transferred Subsidiary has possession of or access to a complete and accurate copy of the source code for each version of Transferred Owned Software, as well as all applicable documentation thereof. The Transferred Owned Software includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files, and/or make files, as may reasonably be required to create executables that are included in each release and version of such Transferred Owned Software. No third party is in possession of, and no third party has rights in, any source code for Transferred Owned Software. None of the source code for the Transferred Owned Software has been published, disclosed or put into escrow by Seller, any Asset Seller, or any Transferred Subsidiary for any reason, and except for source code provided to third-party developers to make modifications or derivative works thereof solely for the benefit of the Business, no licenses or rights have been granted to third Person to distribute, or to otherwise use or create derivative works of, the source code for any Transferred Owned Software.

(e) None of the Transferred Owned Software uses any Open Source Software in such a way as would require disclosure or licensing of, or waiver of any rights with respect to, any Transferred Owned Software or any other Transferred Owned Intellectual Property. Seller, each Asset Seller, and each Transferred Subsidiary is in material compliance with the terms and conditions of all licenses for Open Source Software, used with any Transferred Owned Software or in the Business.

(f) Each of Seller, the Asset Sellers and the Transferred Subsidiaries have taken commercially reasonable measures to (i) maintain and protect the confidentiality, secrecy, and value of all confidential information and Trade Secrets of the Business and (ii) prevent the unauthorized disclosure of any such confidential information and Trade Secrets. There has been no access to or use or disclosure of any such confidential information or Trade Secrets by any Person except pursuant to a non-disclosure agreement containing commercially reasonable protections of such confidential information and Trade Secrets. To the Knowledge of Seller, there has not been any breach by any third party of any confidentiality obligation to Seller, any Asset Seller, or any Transferred Subsidiary. All current and former employees, independent contractors and consultants of Seller, Asset Sellers, and Transferred Subsidiaries who have had access to confidential or proprietary information relating to the Business have entered into confidentiality agreements with Seller, an Asset Seller, or a Transferred Subsidiary, which include commercially reasonable protections for such confidential or proprietary information.

(g) Either (x) Seller, Asset Sellers and Transferred Subsidiaries have entered into a written agreement with each Person who has contributed to the creation or development of any Transferred Owned Intellectual Property that assigns exclusive ownership of such Intellectual Property to the Seller, an Asset Seller or a Transferred Subsidiary, or (y) all Transferred Owned Intellectual Property created or developed by such Persons is owned by Seller, an Asset Seller or a Transferred Subsidiary as a matter of law. To the Knowledge of Seller, no such Person is in default of any such agreement.

(h) Except as would not reasonably be expected to have a Material Adverse Effect, Seller, the Asset Sellers, and the Transferred Subsidiaries own or otherwise have the legal right to use all IT Systems and such IT Systems are (i) in good working condition and are sufficient for the operation of the Business as currently conducted and (ii) do not contain, and Seller, the Asset Sellers and the Transferred Subsidiaries have taken commercially reasonable steps to prevent the production of, any material faults or any Malicious Code. Each of Seller, the Asset Sellers and the Transferred Subsidiaries has purchased a sufficient number of seat licenses for IT Systems for the needs of the Business as currently conducted. Each of Seller, the Asset Sellers and the Transferred Subsidiaries has implemented and maintained and currently implements and maintains commercially reasonable administrative, technical and physical safeguards designed to protect the security, integrity and availability of the IT Systems, including commercially reasonable security, back-up, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith in all material respects. During the Lookback Period, there has not been any material failure, malfunction, or other adverse event with respect to any of the IT Systems owned by or under the control of Seller, any Asset Seller, or any Transferred Subsidiary that has not been remedied or replaced in all material respects.

(i) The Business is, and throughout the Lookback Period has been, operated in compliance with all applicable Privacy and Security Requirements in all material respects. Each of Seller, the Asset Sellers, and the Transferred Subsidiaries has established and is in compliance with a written information security program and data security measures, including Privacy Policies, designed to protect against a Cybersecurity Incident and that comply with applicable Privacy and Security Requirements. Throughout the Lookback Period, (i) none of Seller, the Asset Sellers nor the Transferred Subsidiaries have received any written notices, complaints, inquiries or requests from any Person or Governmental Authority relating to (A) their Processing of Personal Information or non-compliance with applicable Privacy and Security Requirements, in each case related to the Business, or (B) a Cybersecurity Incident related to the Business, and (ii) to the Knowledge of Seller, none of Seller, the Asset Sellers, the Transferred Subsidiaries, nor the IT Systems owned or under the control of Seller, any Asset Seller or any Transferred Subsidiary, has been impacted by any Cybersecurity Incident related to the Business.

(j) Each of Seller, the Asset Sellers, and the Transferred Subsidiaries has the right pursuant to applicable authorizations, Privacy Consents, Privacy Agreements and its Privacy Policies to Process all Personal Information and other data for the purpose such data or information is and has been collected, used or disclosed. Each of Seller, the Asset Sellers, and the Transferred Subsidiaries has entered into Privacy Agreements with third parties who have access to or Process Personal Information as required by applicable Data Privacy and Security Laws. None of Seller, the Asset Sellers, and the Transferred Subsidiaries has supplied or provided access to Personal Information Processed by it to a third party for remuneration or other consideration.

(k) With respect to transactions Processed in any way (including any Processing (including storing or communication) of transaction data or payment card data) by Seller, any Asset Seller, or any Transferred Subsidiary, including on behalf of any Person, Seller, such Asset Seller, and such Transferred Subsidiary are, and at all times during the Lookback Period have been, in compliance with PCI-DSS in all material respects.

Section 2.12 Litigation. There is, and during the Lookback Period, there has been no (a) Action pending or, to the Knowledge of Seller, threatened by or against, Seller, any Asset Seller relating to the Business or any Transferred Subsidiary, or (b) outstanding order, writ, judgment, injunction, decision, ruling, award or decree (“Order”) issued against (i) Seller relating to the Business, (ii) any Transferred Subsidiary or (iii) any Asset Seller with respect to the Business, which, in the case of clauses (a) and (b), would reasonably be expected to be material to the Transferred Subsidiaries or Asset Sellers, taken individually or as a whole. As of the date hereof, no event has occurred or circumstance exists that could reasonably be expected to prevent the performance by the Seller, the Asset Sellers or the Transferred Subsidiaries of their obligations under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated herby and thereby.

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) The Business is, and throughout the Lookback Period has been, operated in compliance in all material respects with applicable Law.

(b) Each of Seller and the Asset Sellers, with respect to the Business, and the Transferred Subsidiaries, hold, and at all times during the Lookback Period have held all licenses, franchises, permits, certificates, consents, approvals or other similar authorizations issued by applicable Governmental Authorities that are material to the Business, taken as a whole, and necessary for the lawful conduct of the Business (the “Permits”). The Permits are listed on Section 2.13(b) of the Seller Disclosure Letter. Except as would not reasonably be expected to be material to the Business, taken as a whole, each of the Permits are, and throughout the Lookback Period have been valid and in full force and effect. No Asset Seller or Transferred Subsidiary is in default under the Permits, and no suspension, revocation, cancellation or material modification of any Permit is, or during the Lookback Period has been, pending or threatened in writing or, to Sellers’ Knowledge, orally, and none of the Permits will be terminated as a result of the transactions contemplated hereby.

(c) Throughout the Lookback Period, the Business and each of Seller’s, the Asset Sellers’ and the Transferred Subsidiaries’ employees, officers, directors, members and managers, and, to the Knowledge of Seller, contractors and agents, in connection with or acting on behalf of the Business, have not, directly or indirectly, (i) violated any Anticorruption Laws applicable to the Business or (ii) engaged in transactions prohibited by Sanctions.

Section 2.14 Compliance with Health Care Laws.

(a) The Business is, and throughout the Lookback Period has been, operated in material compliance with all applicable Health Care Laws.

(b) No investigation, review or legal proceeding (or notice in respect thereof) alleging or involving a violation of, liability or potential responsibility under, or any citation for noncompliance with, applicable Health Care Laws has been initiated or filed with respect to the Business at any time throughout the Lookback Period nor, to the Knowledge of Seller, is any such action threatened, nor has any Governmental Authority indicated an intention to conduct the same. Neither Seller nor any Asset Seller, with respect to the Business, or any Transferred Subsidiary, nor any of their members, directors, officers, managers, employees, nor, to the Knowledge of Seller, contractors or agents is, or during the Lookback Period has been, (i) a defendant to any qui tam/false claims act litigation relating to any actual or alleged noncompliance with any applicable Health Care Law or, as relates to such contractors or agents, any actual or alleged noncompliance with any applicable Health Care Law with respect to the Business, (ii) party to a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), (iii) party to any deferred prosecution agreement with the Department of Justice or other Governmental Authority, or has received notice from OIG that is currently seeking to impose a corporate integrity agreement on the Business or (iv) has or has had any reporting obligations pursuant to a deferred prosecution, consent decree, settlement, corporate integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Authority. None of the Seller, any Asset Seller with respect to the Business or any Transferred Subsidiary, nor any of their respective employees, officers, or directors, throughout the Lookback Period, has been served with or has received, or has responded to, any search warrant, subpoena, civil investigative demand or other personal contact or communication from any Governmental Authority with respect to any compliance or material noncompliance with Health Care Laws. Except as disclosed on Section 2.14(b) of the Seller Disclosure Letter, neither Seller nor any Asset Seller, with respect to the Business, or any Transferred Subsidiary has during the Lookback Period made any voluntary disclosure to the OIG or any other Governmental Authority.

(c) The Government Programs in which each Transferred Subsidiary or Asset Seller, with respect to the Business, participates is set forth on Section 2.14(c) of the Seller Disclosure Letter. Seller and each Asset Seller, with respect to the Business, and each Transferred Subsidiary are and have been throughout the Lookback Period certified for participation in, and party to, such provider agreements for payment by Government Programs as disclosed on Section 2.14(c) of the Seller Disclosure Letter, and such provider agreements are current and valid. All associated provider numbers for such Government Programs are listed on Section 2.14(c) of the Seller Disclosure Letter. Seller and each Asset Seller, with respect to the Business, and each Transferred Subsidiary are and at all times during the Lookback Period have been in good standing with and conduct the Business in material compliance with all applicable requirements, including conditions of participation or payment of and are not in material breach of or default under any, Government Program and third party payor program in which they participate. Neither the Seller nor any Asset Seller, with respect to the Business, nor any Transferred Subsidiary is subject to (i) a material reduction in reimbursement from any Government Program, third party payor, or any contractors of such program, other than payment reconciliations arising in the Ordinary Course of Business, (ii) any written, or, to the Knowledge of Seller, oral notice of immediate jeopardy or notice of a violation of a condition or corrective action plan imposed in connection with any Government Program or third party payor audit, (iii) termination or suspension from any Government Program, third party payor, or any contractor of such program or (iv) an investigation, audit, claim, review, inquiry or proceeding pending or threatened against it that would reasonably be expected to result in a revocation, suspension, termination, probation, or substantial restriction of participation in any Government Program, third party payor, or any contractor of such program.

(d) During the Lookback Period, services billed by Seller and each Asset Seller, with respect to the Business, and each Transferred Subsidiary to a Government Program or third party payor have been supported by documentation maintained in accordance with applicable policies and procedures, consistent with industry standards and requirements of the applicable Government Program or third party payor such that no failure to comply has resulted in or would reasonably be expected to result in a recoupment or required repayment other than in the Ordinary Course of Business, or a criminal penalty, civil penalty, fine or other action that is material to the Business, taken as a whole. During the Lookback Period, all claims submitted to any Government Program or third party payor by, and all billing practices (including billing, invoicing, coding and claims practices, and the related reports and filings) of each Transferred Subsidiary and, with respect to the Business, Seller and each Asset Seller, have been, accurate, and filed in compliance in all material respects with all Health Care Laws applicable to such Government Program. Each of the Seller, each Asset Seller with respect to the Business, and each Transferred Subsidiary has paid or caused to be paid all known and undisputed refunds, penalties, overpayments or other financial assessments which have become due to any Government Program or third party payor in compliance with the repayment requirements set forth by such Government Program or third party payor. Neither Seller nor any Asset Seller, with respect to the Business, or any Transferred Subsidiary has any reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Authority and none, to the Knowledge of Seller, are threatened. Except as set forth on Section 2.14(d) of the Seller Disclosure Letter, during the Lookback Period, no deficiency in any such billing practices, including claims for overpayments, take-backs, prepayment denials, setoff or recoupments, or deficiencies for late filings, has been asserted in writing by any Governmental Authority or other third party payor and there is no basis for any such claims or deficiencies. Except as set forth on Section 2.14(d) of the Seller Disclosure Letter, during the Lookback Period, neither Seller nor any Asset Seller, with respect to the

Business, or any Transferred Subsidiary has claimed or received reimbursements from Government Programs or third party payors in excess of amounts permitted by applicable Health Care Laws or the related contracts that remain unpaid. During the Lookback Period, neither Seller nor any Asset Seller, with respect to the Business, or any Transferred Subsidiary has submitted or caused to be submitted any claim for payment to any third party payor or Government Program in material violation of any Health Care Law, including the False Claims Act, and any applicable state false claims act or other fraud and abuse law.

(e) Neither Seller nor any Affiliate of Seller, nor any of their members, directors, officers, managers, employees, or contractors (including Health Care Professionals) (i) is or has been debarred, excluded, suspended, precluded or otherwise prohibited from participating in any Government Program or subject to an investigation or proceeding that could result in debarment, exclusion, suspension, or preclusion from any Government Program; (ii) is being or has been investigated for, charged with, subject to sanction, disciplinary action, entered a plea of guilty or nolo contendere or convicted of a felony or any other crime in connection with any Government Program or violation of any applicable Law or any of the categories of offenses as described in the Social Security Act 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder; or (iii) has an outstanding and unpaid civil monetary penalty assessed under Section 1128A of the Social Security Act.

(f) The Transferred Subsidiaries and, with respect to the Business, Seller and the Asset Sellers are and, throughout the Lookback Period have been, in compliance with HIPAA in all material respects. Throughout the Lookback Period, neither the Transferred Subsidiaries nor, with respect to the Business, Seller nor the Asset Sellers have received written notice of, and, there is no pending or, to the Knowledge of Seller, threatened claim, inquiry, written request, complaint, or investigation with respect to any actual or alleged breach (as such term is defined under HIPAA) or any other actual or alleged material violation or non-compliance with HIPAA by the Seller or any Asset Seller, related to the Business, or any Transferred Subsidiary. Since the Lookback Period, with respect to Protected Health Information (as that term is defined under HIPAA) in the possession or under the control of, or held or transmitted for or on behalf of, the Business, any Transferred Subsidiary or Seller or Asset Seller related to the Business: (i) no breach (as such term is defined under HIPAA); and (ii) no material Security Incident (as such term is defined under HIPAA) has occurred. Each of Seller, each Asset Seller, with respect to the Business, and each Transferred Subsidiary has conducted all security management processes required by HIPAA, including a risk assessment and information system activity review; and has in effect with each entity acting as a Business Associate (as such term is defined under HIPAA) an agreement that satisfies all requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a) and, when acting as a Business Associate, has in effect with the entity on whose behalf any Transferred Subsidiary or, with respect to the Business, Seller or any Asset Seller creates, receives, maintains or transmits Protected Health Information, an agreement that satisfies all of the requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a).

(g) During the Lookback Period, neither Seller nor any Asset Seller with respect to the Business, or any Transferred Subsidiary, nor any of their members, directors, officers, managers, employees, with respect to the Business, contractors, nor, to the Knowledge of Seller, agents has, in material violation of any applicable Health Care Laws, directly or indirectly, (i) offered to pay, paid or agreed to pay any remuneration, in cash or in kind, to, or made any financial arrangements with, any potential, current, or former patients or third party payors, potential, current or former suppliers, potential, current or former clients, contractors or third party payors or any other Person in order to obtain business or payments from any such Person, (ii) made or agreed to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, or employee or (iii) paid or offered to pay any illegal remuneration for any referral or received or solicited any illegal remuneration to refer any client, patient, third party payor or any other Person to a health care provider in violation of any applicable Health Care Laws.

(h) During the Lookback Period, Seller and each Asset Seller, with respect to the Business, and each Transferred Subsidiary has maintained a compliance program that meets all applicable Laws and compliance program guidance issued by the OIG in all material respects, designed to promote compliance with applicable Laws and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to its operations (each a “Compliance Program”). Seller and each Asset Seller, with respect to the Business, and each Transferred Subsidiary is and has been in material compliance with such program at all times during the Lookback Period.

(i) Each Health Care Professional employed or contracted by or otherwise providing services on behalf of Seller or each Asset Seller, with respect to the Business, or any Transferred Subsidiary, is and at all times during the Lookback Period has been in material compliance with all Health Care Laws relating to the services rendered by him or her on behalf of the Business. Throughout the Lookback Period, no employed Health Care Professional nor, to the Knowledge of Seller, Health Care Professional contracted by or otherwise providing services on behalf of Seller or each Asset Seller, has had any professional license suspended or revoked, or been reprimanded, sanctioned or disciplined by any state licensing board or Governmental Authority, nor is any action, proceeding or investigation related to the foregoing pending or threatened. Except as set forth on Section 2.14(j) of the Seller Disclosure Letter, Seller has (i) verified the credentials of employees and independent contractors providing patient care or other services reimbursable under Government Programs, in each case as necessary and applicable for the Business, (ii) conducted criminal background checks on all such employees and required its independent contractors to conduct such checks in its related independent contractor agreements, and (iii) screened all such employees and independent contractors under the List of Excluded Individuals/Entities maintained by the OIG and the System for Award Management’s excluded parties data and required its independent contractors to conduct such screenings in its related independent contractor agreements.

Section 2.15 Environmental Matters.

(a) Each of the Transferred Subsidiaries and, with respect to the Business, Seller and the Asset Sellers are, and at all times during the Lookback Period have been, in compliance in all material respects with all applicable Environmental Laws and in possession of and compliance in all material respects with all Permits required under applicable Environmental Laws;

(b) Seller has provided Buyer with complete copies of all material environmental reports, assessments and audits in the possession or control of Seller, any Transferred Subsidiary, any Asset Seller or any of their Affiliates regarding the operation of the Business and the Leased Real Property;

(c) There is no material Action pending against, or, to the Knowledge of Seller, threatened against, Seller or any Transferred Subsidiary with respect to the Business, under any Environmental Law, nor is there any material Liability or material investigatory, corrective or remedial obligation arising under Environmental Laws or relating to Hazardous Materials imposed on the Transferred Subsidiaries or the Business, or reasonably expected to result in the imposition on the Transferred Subsidiaries or the Business;

(d) Neither the Transferred Subsidiaries nor, with respect to the Business, Seller nor the Asset Sellers have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material at the Leased Real Property or any other location in material violation of, or that would reasonably be expected to result in material Liability of the Transferred Subsidiaries under, any Environmental Laws. There has been no disposal or other release, including any threatened release, and there is and has been no storage in underground tanks, of Hazardous Materials by the Transferred Subsidiaries at the Leased Real Property, in each instance that would reasonably be expected to result in material Liability under any Environmental Laws.

Section 2.16 Employees, Labor Matters, etc.

(a) Neither Seller nor any of its Affiliates, with respect to the conduct of the Business, is party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, or, to the Knowledge of Seller, purporting to represent or attempting to represent any Business Employee. As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any Business Employees.

(b) Section 2.16(b) of the Seller Disclosure Letter sets forth the following information with respect to each Business Employee as of the date specified thereon, including each employee on leave of absence or layoff status: name, job title, employing entity, date of hire, current annual base salary or current wage rate (as applicable), 2024 bonus eligibility and/or target, classification as exempt or non-exempt for wage and hour purposes, PTO or vacation leave that is accrued but unused, services credited for purposes of vesting and eligibility under any Benefit Plan. The Transferred Subsidiaries do not have, and have not had during the Lookback Period, any employee other than those qualifying as Business Employees.

(c) The employment of each Business Employee is terminable at the will of the respective employer, as applicable. As of the date of this Agreement, no management-level Business Employee has provided written notice of termination of employment, and, to the Knowledge of Seller, no such Business Employee intends to terminate his or her employment. To the Knowledge of Seller, no Business Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such Business Employee and any third party that restricts the Business Employee from providing services to or on behalf of the Business.

(d) The Business is, and throughout the Lookback Period has been operated, in compliance in all material respects with all Laws regarding employment and employment practices, including terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, collective bargaining, labor practices, classification of contractors, leaves of absence, workers’ compensation, unemployment, child labor, background checks, work authorization (including Form I9 requirements), unfair labor practices within the meaning of the National Labor Relations Act, as amended, the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended (“IRCA”), and classification of employees as exempt or non-exempt for wage and hour purposes (collectively, the “Employment Laws”). There is no material unfair labor practice charge or any other material proceeding brought by or on behalf of any current or former employee or independent contractor of the Seller or its Affiliates under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Law or Employment Law pending or, to the Knowledge of Seller, threatened against the Seller or its Affiliates, nor has there been any such charge or proceeding in the past three (3) years.

(e) Except as would not result in a material liability to the Business, Seller and its Affiliates have obtained and retained a complete and accurate copy of each Business Employee’s Form I9 (Employment Eligibility Verification Form).

(f) There has been no “mass layoff” or “plant closing” as defined by WARN or any similar applicable state Law in respect of the Business or any Business Employee within the six (6) months prior to the date of this Agreement, nor does Seller or any Affiliate intend to take any such action in respect of the Business or any Business Employee prior to the Closing.

(g) Except as would not result in a material liability to the Business, Seller and its Affiliates are not delinquent in payments to any of the Business Employees or individual independent contractors servicing the Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Seller or its Affiliates or any other amounts required to be reimbursed to such Business Employees (including paid time off and other benefits) or individual independent contractors, or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, social security and withholding thereon.

(h) Except as would not result in a material liability to the Business, Seller and its Affiliates (i) have properly classified under all applicable Laws individuals providing services to or on behalf of the Business as independent contractors or employees and, if employees, as exempt or non-exempt from the application of state and federal wage and hour Laws, and (ii) have properly reported to the appropriate Governmental Authority all compensation paid to such employees or independent contractors.

(i) As of the date of this Agreement, Seller and its Affiliates have not received any material written allegation or written complaint against any supervisory or management Business Employee regarding sexual harassment, discrimination or retaliation. No Transferred Subsidiary nor, with respect to the Business, Seller nor any Asset Seller has entered into any material settlement agreement in the past three (3) years regarding any written allegation of sexual harassment, discrimination or retaliation in respect of conduct by any Business Employee.

Section 2.17 Benefit Plans and Related Matters; ERISA.

(a) Section 2.17(a)(i) of the Seller Disclosure Letter lists all material Benefit Plans. Except as set forth on Section 2.17(a)(ii) of the Seller Disclosure Letter, with respect to each Benefit Plan, Seller has disclosed to Buyer the material terms and conditions of each of the following documents: (i) a copy of each Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Benefit Plan documents, if amended within the last two years); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) a copy of any trust or other funding agreement (including any amendments thereto); (v) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service; (vi) actuarial reports (if any); (vii) all non-ordinary course correspondence with the Internal Revenue Service and the Department of Labor regarding any Benefit Plan; and (viii) all discrimination tests (as applicable) for each Benefit Plan for the three most recent plan years (if any). Sellers have disclosed to Buyer the terms and conditions of any material unwritten Benefit Plan.

(b) No Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and neither the Seller, any Asset Seller, any Transferred Subsidiary, nor any ERISA Affiliate of the Seller, any Asset Seller or any Transferred Subsidiary has maintained, contributed to, been required to contribute to, or has had or could reasonably be expected to have any liability under any Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years.

(c) Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms, the applicable requirements of ERISA, the Code and any other applicable Law. The Seller, each Asset Seller, Transferred Subsidiary and their Subsidiaries have timely paid or properly accrued all contributions, premiums and expenses payable to or in respect of each Benefit Plan under the terms thereof and in accordance with applicable Law. Neither the Seller, any Asset Seller, any Transferred Subsidiary, any ERISA Affiliates nor, to the Knowledge of Seller, any other Person, has engaged in any transaction with respect to any Benefit Plan that would be reasonably likely to subject any Transferred Subsidiary or the Buyer to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination or opinion letter from the IRS, and there are no facts or circumstances that would reasonably be expected to result in any revocation of, or a change to, such determination letter.

(d) None of the Benefit Plans, nor any other written or oral agreement entered into by the Seller, any Transferred Subsidiary or any ERISA Affiliates under which a Transferred Subsidiary or Buyer could have liability provide for continuing health or welfare benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. Each

Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Affordable Care Act (“ACA”). There exists no basis upon which any Transferred Subsidiary or an ERISA Affiliate of any Transferred Subsidiary would reasonably be expected to be subject to any material penalties or assessable payments under Section 4980H of the Code, nor has any Transferred Subsidiary or any Asset Seller received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.

(e) Other than routine claims for benefits, there are no pending or, to the Knowledge of Seller, threatened material claims or actions relating to any Benefit Plan by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan. No examination, voluntary correction proceeding or audit of any Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of Seller, threatened.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in any payment becoming due to any employee of a Transferred Subsidiary or any other Business Employee, (ii) increase any benefits under any Benefit Plan with respect to any employee of a Transferred Subsidiary or any other Business Employee or (iii) result in the acceleration of the time of payment, vesting or funding or increase the amount of, any compensation or benefits due to any employee of a Transferred Subsidiary or any other Business Employee.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). No Transferred Subsidiary has any obligation that includes an obligation to indemnify or “gross up” the recipient of such payment for Taxes imposed by Section 4999 of the Code or Section 409A of the Code.

(h) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance in all material respects with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any participant who is a Business Employee in any such Benefit Plan, and no employee of any Transferred Subsidiary or any other Business Employee is entitled to any gross-up or otherwise entitled to indemnification by the Seller or any Transferred Subsidiary for any violation of Section 409A of the Code.

(i) There currently is not, and during the Lookback Period, has not been, any Benefit Plan that is or has been subject to the Laws of a jurisdiction other than the United States.

(j) Except for (x) offer letters, restrictive covenant agreements and any other similar individual arrangements and (y) workplace and human resources policies, none of the Transferred Subsidiaries sponsor or otherwise maintain any material Benefit Plans.

Section 2.18 Tax Matters. Except as provided in Section 2.18 of the Seller Disclosure Letter:

(a) All income or other material Tax Returns required to be filed by or with respect to the Transferred Subsidiaries, the Business or the Transferred Assets have been duly and timely filed with the appropriate Governmental Authority and are true, complete and correct. All income and other material amounts of Taxes required to be paid by or with respect to, or that could give rise to a Lien on the assets of, the Transferred Subsidiaries, the Business or the Transferred Assets have been duly and timely paid (whether or not shown on any Tax Return).

(b) All Taxes with respect to amount paid or owing to any employee, independent contractor, stockholder, creditor or third party required to be deducted and withheld by or with respect to the Transferred Subsidiaries, the Business or the Transferred Assets have been duly and timely deducted and withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose, and each Transferred Subsidiary and Asset Seller (with respect to the Business) has materially complied with all reporting and recordkeeping requirements relating to such Taxes (including the timely filing and delivery of all IRS Forms W-2 and 1099 with respect thereto).

(c) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, currently in effect, of or with respect to the Transferred Subsidiaries, the Business or the Transferred Assets, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority. No material Taxes or Tax Returns of or with respect to the Transferred Subsidiaries, the Business or the Transferred Assets are under audit, examination or investigation by any Governmental Authority. No Governmental Authority has asserted in writing any deficiency, adjustment, proposed adjustment or claim with respect to material Taxes or Tax Returns of or with respect to the Transferred Subsidiaries, the Business or the Transferred Assets with respect to any taxable period for which the period of assessment or collection remains open.

(d) No Transferred Subsidiary nor Seller or any Asset Seller (with respect to the Business) in connection with Transferred Assets or the operation of the Business has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon any Transferred Subsidiary or any Transferred Asset after the Closing Date.

(e) Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, use of the cash method of accounting or use of an improper method of accounting, by any Transferred Subsidiary or Asset Seller with respect to the Business for a taxable period (or portion thereof) ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law); (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or (v) application (whether or not elective) of Sections 451, 455 or 456 of the Code or the Treasury Regulations thereunder (or any corresponding provision of state or local Law), or any other prepaid amounts or advanced payments received or accrued prior to the Closing.

(f) No Transferred Subsidiary or Asset Seller (with respect to the Business) is, or has ever been, a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).

(g) There are no Liens (other than Permitted Liens) for Taxes upon the Transferred Equity Interests, the Transferred Assets or the assets of any Transferred Subsidiary.

(h) No Transferred Subsidiary nor any Asset Seller (with respect to the Business) is a party to any contract or other agreement that contains any Tax allocation, Tax sharing or Tax indemnification provision (other than commercial agreement entered into in the Ordinary Course of Business and with respect to which Taxes are not a primary purpose).

(i) During the Lookback Period (and, to the Knowledge of Seller, prior to the Lookback Period and after July 2, 2018), no Transferred Subsidiary nor any Asset Seller (with respect to the Business) has any liability for the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law, other than the affiliated group of which KAH Hospice Company, Inc. is the parent), as a transferee or successor, as a result of joint and several liability, by contract, or otherwise. During the Lookback Period (and, to the Knowledge of Seller, prior to the Lookback Period and after July 2, 2018), no Transferred Subsidiary nor any Asset Seller (with respect to the Business) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than the affiliated group of which KAH Hospice Company, Inc. is the parent).

(j) At all times during the Lookback Period (and, to the Knowledge of Seller, at all times prior to the Lookback Period and after July 2, 2018), each of Girling Knoxville and Girling Texas has been properly classified as a C corporation for federal income Tax purposes. At all times during the Lookback Period (and, to the Knowledge of Seller, at all times prior to the Lookback Period and after July 2, 2018), each of IntegraCare and NP Plus has been properly classified as a disregarded entity for federal income Tax purposes.

(k) No Transferred Subsidiary or Asset Seller (with respect to the Business) currently is the beneficiary of any extension of time within which to file any Tax Return, other than any extension obtained in the ordinary course. No claim has been made by a Governmental Authority in a jurisdiction where any Transferred Subsidiary or Asset Seller (with respect to the Business) does not file Tax Returns that a Transferred Subsidiary or Asset Seller (with respect to the Business) is or may be subject to taxation by that jurisdiction.

(l) None of Seller, any Transferred Subsidiary or any Asset Seller (with respect to the Business) is a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and regulations promulgated thereunder.

(m) In the last two years, no Transferred Subsidiary or predecessors by merger or consolidation has distributed the stock of another Person nor had its stock distributed in a transaction purported or intended to be governed by Section 355 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

(n) All material amounts of Taxes that each Transferred Subsidiary or Asset Seller (with respect to the Business) has been required to collect in respect of sales Taxes have been collected and paid over in the appropriate amounts to the proper Governmental Authority in accordance with applicable Law, and, to the extent applicable, all certificates, documentation and records have been maintained with respect to any customer exemptions with respect thereto.

(o) Each Transferred Subsidiary and Asset Seller has complied in all material respects with applicable Laws regarding escheatment and the reporting of unclaimed property.

(p) None of Seller, any Transferred Subsidiary or any Asset Seller (with respect to the Business) is currently subject to, or has a pending request for, any private letter ruling, technical advice memoranda, or any similar ruling with regard to the Tax matters of Seller, any Transferred Subsidiary or any Asset Seller.

(q) No Transferred Subsidiary nor any Asset Seller (with respect to the Business) has claimed or received any credits under Section 7001 through 7005 of the Families First Act or Section 2301 of the CARES Act.

(r) Neither Girling Knoxville nor Girling Texas has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(s) No claim has been asserted by any Governmental Authority that any Transferred Subsidiary or Asset Seller (with respect to the Business) is liable for any Taxes based on Section 482 of the Code (or any corresponding provision of state, local or non-U.S. Law).

(t) During the Lookback Period (and, to the Knowledge of Seller, at all times prior to the Lookback Period and after July 2, 2018), no Transferred Subsidiary has experienced an “ownership change” (as defined in Section 382(g) of the Code) that could result in the application of Sections 382, 383 and 384 of the Code to such Transferred Subsidiary.

Section 2.19 Insurance. Section 2.19 of the Seller Disclosure Letter sets forth a list of all insurance policies maintained by (or for the benefit of) the Business as of the date hereof (the “Insurance Policies”). Each Insurance Policy is in full force and effect. Seller and its Affiliates are in compliance in all material respects with all of the terms and conditions of the Insurance Policies. No Seller or Affiliate of Seller is in material breach or material default under any Insurance Policy, all premiums due and payable thereon have been paid in full on a timely basis and Seller or its Affiliates have provided timely written notice to the applicable insurer of all material claims. As of the date hereof, no written notice of cancellation, termination, revocation or nonrenewal or intent to materially reduce coverage has been received by Seller or its Affiliates with respect to the Insurance Policies covering the Business. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

Section 2.20 Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Goldman Sachs & Co. LLC, whose fees shall be borne exclusively by Seller or its Affiliates (other than the Transferred Subsidiaries), and which shall not be an Assumed Liability, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller (including the Transferred Subsidiaries).

Section 2.21 Contracts with Affiliates.

(a) Section 2.21(a) of the Seller Disclosure Letter lists all contracts as of the date hereof to which a Transferred Subsidiary, on the one hand, and (i) Seller or any of its Affiliates (for the avoidance of doubt, including any other Transferred Subsidiary and direct or indirect owner of greater than five percent (5%) of Seller), or (ii) any manager, director or officer of Seller or any of its Affiliates (other than the Transferred Subsidiaries) (other than any employment, severance, bonus and similar arrangements concerning the compensation of directors or officers), in each case, on the other hand, are parties or are otherwise bound or affected (each such contract, a “Transferred Subsidiary Affiliate Contract”).

(b) Section 2.21(b) of the Seller Disclosure Letter lists all contracts as of the date hereof related to the operation of the Business to which an Asset Seller, on the one hand, and (i) Seller or any of its Affiliates (other than such Asset Seller and, for the avoidance of doubt, including any direct or indirect owner of greater than five percent (5%) of Seller) or (ii) any manager, director or officer of Seller or any of its Affiliates (including the Asset Sellers) (other than any employment, severance, bonus and similar arrangements concerning the compensation of directors or officers), in each case, on the other hand, are parties or are otherwise bound or affected (each such contract, an “Asset Seller Affiliate Contract” and, together with the Transferred Subsidiary Affiliate Contracts, the “Affiliate Contracts”).

(c) Other than the Affiliate Contracts, there are no transactions with respect to which there could be continuing Liabilities following the Closing that are between any Transferred Subsidiary or Asset Seller, on the one hand, and any of their respective Affiliates, on the other hand.

Section 2.22 Sufficiency of Assets.

(a) Upon (i) the purchase and acquisition of the Equity Interests and Transferred Assets in accordance with this Agreement, (ii) the receipt by Buyer or its Affiliates of the services and benefits available or otherwise offered by Seller or its Affiliates to Buyer or its Affiliates under the Ancillary Agreements and access to the assets specified therein or made available thereunder, (iii) the replacement by Buyer of any Enterprise-Wide Contracts, and (iv) replacement of financing, insurance, letters of credit, guarantees and credit support arrangements that are not included in the transactions contemplated hereby, Buyer shall have, directly or indirectly, immediately following the Closing, the assets and properties and services reasonably required for the ongoing conduct of the Business immediately following the Closing in all material respects as the Business is currently being conducted. Neither Seller nor its Affiliates other than the Transferred Subsidiaries and Asset Sellers with respect to the Business provide personal care or community care services outside the Relevant Jurisdictions, and have not in the past twelve (12) months conducted any personal care or community care operations outside of the Relevant Jurisdictions.

(b) The tangible assets that comprise Transferred Assets and the tangible assets of the Transferred Subsidiaries are in good working order, operating condition and repair (ordinary wear and tear excepted) and are not in need of material maintenance or repairs, except for maintenance or repairs that are routine and immaterial.

Section 2.23 Material Suppliers and Material Payors.

(a) Section 2.23(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business (i.e., which provide the Business with products or services), including Enterprise-Wide Contracts, measured by the aggregate amount paid by the Business to such suppliers, during calendar year 2023 and the three (3) month period ended March 31, 2024 (each, a “Material Supplier”), and the aggregate amount paid to each such Material Supplier during such period. Since January 1, 2023, no Material Supplier has terminated, cancelled, failed to renew or otherwise materially and adversely modified its business relationship with respect to the Business or given Seller or any of its Subsidiaries, including any Asset Seller or any Transferred Subsidiary, written notice that references its intention to terminate, cancel, fail to renew or otherwise materially and adversely modify, its business relationship with respect to the Business (whether or not subject to a contract), and no Material Supplier has threatened in writing to take any of the foregoing actions. No Material Supplier represents a sole source of supply for goods and services used in the Ordinary Course of Business.

(b) Section 2.23(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of the ten (10) largest Third-Party Payors of the Business, including Enterprise-Wide Contracts, measured by the aggregate amount of revenue recognized by the Business from such Third-Party Payors, during calendar year 2023 and the three (3) month period ended March 31, 2024 (each, a “Material Payor”), and the aggregate amount of revenues recognized by the Business from each such Material Payor during such period. Since January 1, 2023, no Material Payor has terminated, cancelled, failed to renew or otherwise materially and adversely modified its business relationship with respect to the Business or given Seller or any of its Subsidiaries, including any Asset Seller, any Transferred Subsidiary, written notice that references its intention to terminate, cancel, fail to renew or otherwise materially and adversely modify, its business relationship with respect to the Business, and no Material Payor has threatened in writing to take any of the foregoing actions.

Section 2.24 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in ARTICLE 2 (as modified by the Seller Disclosure Letter) and the Ancillary Agreements to be entered into at or prior to the Closing, neither Seller nor any of its Affiliates nor any of their respective directors, officers, employees, stockholders, agents or representatives nor any other Person on their behalf makes, or shall be deemed to make or have made, any representation or warranty to Buyer regarding the Business, the Transferred Subsidiaries, Seller, the Asset Sellers, the Transferred Assets, the Transferred Equity Interests, the Assumed Liabilities, the Excluded

Assets, the Excluded Liabilities or otherwise in respect of the transactions contemplated by this Agreement, express or implied, at law or in equity, on behalf of Seller or any Affiliate of Seller, and Seller, on behalf of itself and its Affiliates, by this Agreement disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer, or any of its directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person with respect to any one or more of the foregoing

(b) Seller acknowledges and agrees that except for the representations and warranties expressly set forth in ARTICLE 3 and the Ancillary Agreements to be entered into at or prior to the Closing, neither Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person makes, has made or shall be deemed to make or have made any representation or warranty to Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives, express or implied, at law or in equity, on behalf of Buyer or any of its Affiliates, and Seller, its Affiliates and any of Seller’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders by this Agreement disclaims any such representation or warranty, whether by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, notwithstanding the delivery or disclosure to Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person with respect to any one or more of the foregoing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

Section 3.1 Formation and Power. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized.

Section 3.2 Authorization.

(a) Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer to the extent required under applicable Law or pursuant to the Organizational Documents of Buyer, and no other corporate or other proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Agreements to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer will constitute) a valid, legal and binding agreement of Buyer (assuming this Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

(b) No notices to, filings with or authorization, registration, declaration, consent or approval of any Governmental Authority is necessary for or required in connection with or as a result of the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act.

Section 3.3 Non-Contravention. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, and the performance of Buyer’s obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer, (b) violate any provision of any applicable Law or Order or (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, payment, modification, loss of rights or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of its respective properties or assets may be bound, except in the case of clauses (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to Buyer’s ability to consummate the transactions contemplated hereby.

Section 3.4 Availability of Funds. At Closing, Buyer will have sufficient cash in immediately available funds to pay the Estimated Purchase Price and to pay any and all other amounts payable by Buyer pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 3.5 Solvency. Assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions set forth herein, or the waiver of such conditions, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, on a consolidated basis, Buyer and its Subsidiaries will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with applicable accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due, and such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6 Purchase for Investment. Buyer is purchasing the Transferred Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7 Litigation. There is no Action pending against, or, to the knowledge of Buyer, threatened against, Buyer before any court or arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.8 Finders’ Fees. Except for Bank of America, whose fees and expenses will be paid by Buyer, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 3.9 Acknowledgements. Buyer acknowledges and agrees that it (a) is an informed and sophisticated buyer and has engaged expert advisors experienced in the evaluation and purchase of businesses such as the Business, including the Transferred Equity Interests, the Transferred Subsidiaries, the Transferred Assets and Assumed Liabilities, (b) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, including the Transferred Equity Interests, the Transferred Subsidiaries, the Transferred Assets and Assumed Liabilities, and the assets, condition, operations, prospects and liabilities of the Transferred Subsidiaries, Transferred Assets and Assumed Liabilities and (c) has been furnished with or given access to documents, personnel, properties and information as it deems necessary and appropriate about the Business, the Transferred Subsidiaries, Transferred Assets and Assumed Liabilities as it has reasonably requested to form such independent judgment. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in ARTICLE 2 (and the accompanying officer’s certificate) and the Ancillary Agreements to be entered into at or prior to the Closing, and Buyer acknowledges that (i) except as expressly set forth in ARTICLE 2 (as modified by the Seller Disclosure Letter) and the accompanying officer’s certificate, and the Ancillary Agreements to be entered into at or prior to the Closing, neither Seller nor any Affiliate of Seller nor any of their respective directors, officers, employees, stockholders, agents or representatives nor any other Person on their behalf makes or shall be deemed to make or have made, any representation or warranty to Buyer, either express or implied, at law or in equity, and Buyer expressly disclaims any reliance (A) as to the accuracy or completeness of any of the information provided or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business, Seller and its Affiliates, or the Transferred Assets heretofore or hereafter delivered to or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, and (ii) except for the representations and warranties set forth in ARTICLE 2 (as modified by the Seller Disclosure Letter) and the Ancillary Agreements, it is purchasing the Business, including the Transferred Equity Interests, the Transferred Assets and Assumed Liabilities on an “as-is, where is and with all faults” basis, and (iii) it has not been induced by or relied upon any representation, warranty, communication, disclosure or other statement, express or implied, made by Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person, except in the case of clauses (i) and (iii) for the representations and warranties set forth in ARTICLE 2 (as modified by the Seller Disclosure Letter) and the Ancillary Agreements to be entered into at or prior to the Closing.

ARTICLE 4

CERTAIN COVENANTS

Section 4.1 Conduct of the Business. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except for (A) as required by Law, (B) any Emergency Measures, (C) as expressly contemplated or expressly permitted by this Agreement or the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or (D) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall use its commercially reasonable efforts to cause the Business to be conducted in all material respects in the Ordinary Course of Business, and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business in all material respects and its material commercial relationships with its employees, customers, suppliers and other business relationships, and not to, to the extent relating to the Business:

(a) amend the Organizational Documents of any Transferred Subsidiary;

(b) grant to any employee of a Transferred Subsidiary or any other Business Employee any increase in compensation or benefits or pay or otherwise modify any bonuses or other compensation (including any severance or termination pay) or adopt, enter into or amend any Benefit Plan, in each case except (i) as may be required by applicable Law or any Benefit Plan, or (ii) in the Ordinary Course of Business;

(c) issue, sell, pledge, transfer, dispose of, encumber or otherwise permit to become outstanding any equity interests in any Transferred Subsidiary or equity interests convertible into or exchangeable for any other equity interests of any Transferred Subsidiary;

(d) make any material change to the accounting policies or practices presently used with respect to the Business, except as required by GAAP or applicable Law;

(e) adjust, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests of any Transferred Subsidiary or Asset Seller, except, for the avoidance of doubt, for the payment of cash dividends or distributions of cash by any Transferred Subsidiary prior to the Calculation Time;

(f) grant any stock options, warrants, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant to any Person any right to acquire any equity interests, of any Transferred Subsidiary;

(g) amend or modify in any material respect or terminate or suffer any default under any Material Contract, or adopt or enter into a new contract that would have been a Material Contract if adopted or entered into prior to the date hereof, except in each case (i) in the Ordinary Course of Business, (ii) as required by applicable Law, (iii) any such activity otherwise permitted pursuant to another clause of this Section 4.1 or (iv) as otherwise contemplated or permitted by this Agreement;

(h) cause or permit any Transferred Subsidiary or, with respect to the Business, any applicable Asset Seller, to materially amend or materially modify any Lease or enter into any new lease, sublease, license or other agreement with respect to real property, other than lease renewals in the Ordinary Course of Business where Buyer is given advance notice of such renewal and the terms of such renewal are consistent with Lease renewals entered into in the 12-month period prior to the date hereof;

(i) sell, assign, transfer, convey, lease, remove or otherwise dispose of the Transferred Equity Interests, the assets of a Transferred Subsidiary or, with respect to the Business, the assets of an Asset Seller, in each case, other than (A) in the Ordinary Course of Business or (B) non-exclusive Intellectual Property Licenses entered into in the Ordinary Course of Business;

(j) make any capital expenditures or commitments for capital expenditures, in each case with respect to the Business, other than in the Ordinary Course of Business;

(k) hire or fire any In-Scope Business Employee earning annual base compensation of at least $125,000;

(l) make or change any material Tax election, change any method of Tax accounting, settle any material Tax liability or claim or file any amended Tax Return;

(m) change any annual Tax accounting period, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law) with respect to Taxes, settling of any material Tax liability or claim, surrendering of any right to claim a material refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claims or assessment;

(n) enter into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or contract;

(o) incur any liability for Taxes (other than in the Ordinary Course of Business);

(p) enter into or consummate any transaction involving the Transferred Subsidiaries or, with respect to the Business, the Asset Sellers, where such Transferred Subsidiary or Asset Seller acquires, by merger, consolidation, acquisition of stock or assets, or otherwise, any Person or business or division thereof; provided, that any such acquisition by an Asset Seller that does not result in the acquisition or assumption of assets or liabilities that would be Transferred Assets or Assumed Liabilities shall not be subject to this sub clause (p);

(q) subject any Transferred Subsidiary or Asset Seller to any bankruptcy, receivership, insolvency or similar proceedings or adopt, by any Transferred Subsidiary or any Asset Seller, a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement);

(r) permit or allow any material asset or property of a Transferred Subsidiary or, with respect to the Business, Asset Seller, whether tangible or intangible, to be mortgaged, pledged or made subject to any Lien (other than Permitted Liens);

(s) (1) initiate, waive, enter into any agreement to settle any material Action of any nature involving any Transferred Subsidiary or with respect to the Business, any Asset Seller, or (2) enter into any agreement not to assert any material Action of any nature involving any Transferred Subsidiary or with respect to the Business, any Asset Seller;

(t) cancel any indebtedness due to any Transferred Subsidiary or with respect to the Business, any Asset Seller from any Person, except in the Ordinary Course of Business;

(u) make any loan, advance or capital contribution to, or enter into any other transaction or contract, by any Transferred Subsidiary or, with respect to the Business, any Asset Seller, in each case with any Person or Affiliate other than another Transferred Subsidiary;

(v) (A) accelerate collection of accounts receivable of any Transferred Subsidiary or that would constitute Transferred Assets or (B) delay the payment of accounts payable or accrued expenses of any Transferred Subsidiary or that would constitute Assumed Liabilities, in each case in a manner that is outside the Ordinary Course of Business;

(w) conduct any business other than the Business (including, for the avoidance of doubt, personal care or community care services outside the Relevant Jurisdictions) in any Transferred Subsidiary; or

(x) enter into any agreement or commitment in connection with the conduct of the Business to do any of the foregoing.

Buyer acknowledges and agrees that: (A) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or its Affiliates’ operations and (B) prior to the Closing and subject to this Section 4.1, Seller and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) Pre-Closing Access. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(i) upon reasonable notice, Seller shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records (excluding electronic mail) of the Business in order to effectuate the transactions contemplated hereby and as reasonably necessary to transition the Business to Buyer; provided that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues) and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Business and the other businesses of Seller and its Affiliates.

(ii) Buyer and its Affiliates and representatives shall be prohibited from (A) conducting any invasive investigation, testing or sampling of any soil, groundwater or other environmental media and (B) contacting any suppliers, customers, landlords and other business relations or employees of the Business regarding or in connection with the transactions contemplated hereby without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Seller.

(b) Limitations on Pre-Closing Access. Notwithstanding anything to the contrary in Section 4.2(a)(i), Seller may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s outside counsel, constitutes a waiver of any such privilege or protection, (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by such party’s counsel, would be expected to conflict with applicable Laws or (iv) relating to the sale process regarding the Business or any alternative transaction with respect to all or a portion of the Business, bids received from others in connection with such sale process or alternative transactions and information and analysis (including financial analysis) relating to such alternative transactions unless otherwise required by this Agreement; provided, that Seller shall use commercially reasonable efforts to make reasonable substitute disclosure arrangements which would allow it to disclose to Buyer information of the types described above without resulting in any such disclosures of information subject to privilege, conflicts or violations.

(c) Confidentiality. All information provided to Buyer and its Affiliates and representatives, including information provided pursuant to this Section 4.2 prior to the Closing, shall be held by Buyer as confidential under the terms of that certain Confidentiality Agreement, dated as of November 29, 2023, by and between Buyer and Seller (the “Confidentiality Agreement”) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. After the Closing Date, (i) Seller shall, and shall cause its Affiliates (excluding the Transferred Subsidiaries) to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as required for the performance of the Ancillary Agreements, all Business Confidential Information and (ii) Buyer shall, and shall cause its Affiliates (including the Transferred Subsidiaries) to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as expressly required for the performance of the Ancillary Agreements, all Excluded Confidential Information; provided that Seller and its Affiliates may disclose Business Confidential Information and Buyer and its Affiliates may disclose Excluded Confidential Information, in each case (A) to the extent requested or required under any Law, rule or regulation applicable to such party or (B) to their respective Affiliates and their and their respective Affiliates’ directors, offices, employees, agents and advisors (including auditors, legal counsel and insurance providers) who need to know such information and who are bound by obligations of confidentiality to the disclosing party or one of its Affiliates with respect to such information; provided, further, that, in the event of any such request or requirement, to the extent permitted by Law, the party requested or required to make such disclosure (x) give Buyer (in the case of Business Confidential Information) or Seller (in the case of Excluded Confidential Information) prompt written notice of such request or requirement and reasonably consult with Buyer or Seller, as applicable, regarding the timing and content of such disclosure, (y) use commercially reasonable efforts (at Buyer’s or Seller’s, as applicable, expense) to cooperate with Buyer’s or Seller’s, as applicable, reasonable efforts to obtain a protective order or other remedy and (z) with respect to any disclosure, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the information being disclosed. It is understood that the foregoing shall not restrict either party or their Affiliates from making such disclosure (1) as such party or its Affiliates deem appropriate in their reasonable judgment (x) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda), (y) in connection with any repayment or repurchase offer to the holders of Indebtedness under the Credit Facilities with respect to Seller or any other Indebtedness of such party or its Affiliates pursuant to the terms thereof or (z) pursuant to its reporting obligations under the Credit Facilities with respect to Seller or the terms of any other Indebtedness of such party or its Affiliates or (2) to potential acquirers of all or a material part of, or investors in, Seller’s business (other than the Business), in each case, so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information.

(d) Retained Information. Buyer acknowledges and agrees that Seller and its Affiliates (excluding the Transferred Subsidiaries) shall have the right to retain copies of all books, data, files, information and records in any media of the Transferred Subsidiaries or the Business relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Transferred Business Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request, (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements or (iv) constituting an Excluded Asset, in each case subject to compliance with all applicable Privacy and Security Requirements and the confidentiality provisions in Section 4.2(b) (such retained books, data, files, information and records, collectively, the “Retained Information”). After the Closing Date, Seller and its Affiliates shall, until the seventh (7th) anniversary of the Closing Date, (A) make the Retained Information (other than any such Retained Information constituting an Excluded Asset) available for inspection and copying by Buyer or its Affiliates (at Buyer’s expense) and (B) cause the employees, counsel and financial advisors of Seller and its Affiliates to reasonably cooperate with Buyer and its Affiliates in connection with their ongoing financial reporting, accounting or other purpose related to Buyer’s ownership of the Business after the Closing (including the provision of relevant parts of the books and records of the Business), during normal business hours, upon reasonable request and upon reasonable notice; provided that Seller and its Affiliates may, prior to the seventh (7th) anniversary, elect to destroy any such Retained Information so long as Seller uses commercially reasonable efforts to notify Buyer prior to the destruction of any such material Retained Information and gives Buyer a reasonable opportunity (at Buyer’s expense) to obtain possession thereof.

(e) Books and Records. Until the seventh (7th) anniversary of the Closing Date, Buyer shall, and shall cause its Subsidiaries to, (i) preserve all material books, records and other documents (including accountants’ work papers but excluding emails) pertaining to the Business that are in existence on the Closing Date and held by an Acquired Subsidiary or acquired from an Asset Seller and make the same available for inspection and copying by Seller and its Affiliates (at Seller’s expense) and (ii) cause the employees, counsel and financial advisors of Buyer and its Affiliates to reasonably cooperate with Seller and its Affiliates in connection with their ongoing financial reporting, accounting or other purpose related to Seller’s and its Affiliates’ ownership of the Business prior to the Closing (including the provision of relevant parts of the books and records of the Business, and including for the avoidance of doubt Patient Records, to the extent such access is permissible under HIPAA), during normal business hours, upon reasonable request and upon reasonable notice; provided that Buyer and the Transferred Subsidiaries may, prior to the seventh (7th) anniversary, elect to destroy any such information so long as Buyer uses commercially reasonable efforts to notify Seller prior to the destruction of any such information and give Seller a reasonable opportunity to obtain possession thereof.

(f) Buyer’s Litigation Support. Following the Closing, upon advance written request by Seller, Buyer shall, and shall cause its Affiliates (including the Transferred Subsidiaries) to make available to Seller, at reasonable times, such books and records of the Transferred Subsidiaries or acquired from the Asset Sellers (including Patient Records to the extent permissible under HIPAA) and such directors and employees of Buyer and its Affiliates (including the Transferred Subsidiaries) for fact finding, consultation and interviews and as witnesses to the extent that Seller reasonably requests that such books, records or Persons be made available in connection with any pending or threatened Litigation, claim or demand asserted by a third party (excluding Buyer or its Affiliates) against Seller or its Affiliates relating to pre-Closing matters. Seller shall promptly reimburse Buyer and/or its Affiliates for any and all reasonable out-of-pocket costs incurred in complying with its obligations under this Section 4.2(f).

(g) Seller’s Litigation Support. Following the Closing, upon advance written request by Buyer, Seller shall, and shall cause its Affiliates to make available to Buyer, at reasonable times, the Retained Information, such other books and records, and such directors and employees of Seller or its Affiliates for fact finding, consultation, and interviews and as witnesses to the extent that Buyer reasonably requests that such Retained Information, other books and records, or Person be made available in connection with any pending or threatened Litigation, claim or demand asserted by a third party (excluding Seller or their Affiliates) against Buyer or its Affiliates relating to pre-Closing matters of the Business (other than any Excluded Assets and Excluded Liabilities). Buyer shall promptly reimburse Seller and/or its Affiliates for any and all reasonable out-of-pocket costs incurred in complying with its obligations under this Section 4.2(g).

(h) Limitations on Litigation Support. Notwithstanding anything to the contrary in Section 4.2(f) or Section 4.2(g), neither Seller, Buyer nor their respective Affiliates shall be obligated to (i) cooperate with the other party if Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, are adverse parties in such third-party claim or third-party lawsuit and such cooperation is reasonably pertinent thereto, or (ii) provide any document (or portions thereof) or information that is subject to the terms of a non-disclosure agreement with a third party or that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s outside counsel, constitutes a waiver of any such privilege or protection; provided, that the applicable party shall use commercially reasonable efforts to make reasonable substitute disclosure arrangements which would allow it to disclose such information without resulting in any such disclosures of information subject to privilege, conflicts or violations.

(i) Patient Records. On the Closing Date (or, with respect solely to NP Plus in connection with any Deferred Closing, on the Deferred Closing Date), the Seller and Asset Sellers shall transfer to Buyer or its Affiliates all right, title and interest in and to all Patient Records. From and after the Closing Date (or, as applicable, the Deferred Closing Date), Buyer will be responsible for retention of the Patient Records in compliance with applicable Law. Notwithstanding anything to the contrary in Section 4.2(e), Buyer shall maintain all Patient Records for not less than the minimum period required by applicable Law.

Section 4.3 Governmental Approvals.

(a) Subject to the terms and conditions herein provided, each of Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the consents of all Governmental Authorities necessary, proper or advisable, and consummate and make effective, in each case, as promptly as practicable, the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions precedent set forth in ARTICLE 6), subject to the provisions of this Section 4.3. Each of Buyer and Seller shall cooperate to make, as promptly as practicable, all filings and applications with and to, and to obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement (including under the HSR Act). As promptly as practicable following the date hereof, and in no event later than fifteen (15) Business Days after the date hereof, the parties shall make or cause to be made all filings and submissions under any Health Care Law applicable to Seller and Buyer as may be required for the parties to consummate the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall solely include those filings and notices made prior to Closing that are set forth on Section 4.3(a) of the Seller Disclosure Letter). In addition, the parties shall coordinate and cooperate with one another in exchanging such information and assistance as the other party may reasonably request in connection with the foregoing. In furtherance of the foregoing, as promptly as practicable following the date hereof, and in no event later than fifteen (15) Business Days after the date hereof, the parties shall submit all filings required under the HSR Act and shall resubmit any such filings as soon as is practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority or if resubmission shall become necessary or advisable. Each party shall supply as promptly as practicable to any Governmental Authority information and documentary material that may be requested by such Governmental Authority in connection with this Agreement or the consummation of the transactions contemplated hereby (including pursuant to the HSR Act or other applicable Laws). Without limiting the foregoing, (A) Buyer, Seller and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or other applicable Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party hereto and (B) Buyer agrees, and agrees to cause its Affiliates (including, after the Closing, the Transferred Subsidiaries), in order to obtain any requisite consent, clearance or approval, including from any Governmental Authority, and in each case, to expeditiously consummate the transactions contemplated by this Agreement to (1) sell, license or otherwise dispose of, hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Business (including the Transferred Subsidiaries and the Transferred Assets) (any such action, a “Divestiture Actions”), (2) propose, negotiate, commit to and effect (by consent decree, hold separate order, agreement or otherwise) any behavioral or structural limitations or conduct restrictions (including modifying or adopting any business or operational practice or procedure), or other limitation on the freedom of action with respect to the Business, (3) otherwise provide all such assurances, enter into such agreements or resolve any objections as may be required, requested or imposed by a Governmental Authority in relation to the Business, the Transferred Equity Interests, the Transferred Assets or the Transferred Subsidiaries, (4) terminate, amend or assign existing relationships and contractual rights and obligations of the Business and (5) terminate, amend or assign existing licenses or other agreements and entering into new licenses or other agreements of the Business (the foregoing (1) through (5), “Remedy Actions”); provided, however, that neither Buyer nor any of its Affiliates shall be required to (and Seller and its Affiliates shall not, without the prior written consent of Buyer) proffer, consent to or agree to or effect (A) any Divestiture Action if, in each case, any such Divestiture Action would, if the entities, assets or facilities required to be divested represented in excess of $80,000,000 of the net revenue of the Business for the 12-months ended April 30, 2024, (B) any Remedy Action that would have a Buyer Material Adverse Effect or (C) any Divestiture Action that requires the divestment of assets of Buyer or its Affiliates, other than, following the Closing, the Transferred Subsidiaries or any Transferred Assets or a change in operations with respect to the business of Buyer and its Affiliates other than the Transferred Assets and the Transferred Subsidiaries (such effects referred to in clauses (A), (B) and (C) a “Burdensome Condition”). Nothing herein shall obligate Buyer or Seller or their respective Affiliates to agree to any Remedy Action or other remedy not conditioned on the consummation of the Closing. The obligations applicable to Buyer and its Affiliates in this Section 4.3(a)(B) shall be unconditional and not in any manner qualified or limited by reasonable best efforts. All filing fees incurred in connection with the HSR Act and any other applicable Laws shall be borne in equal portions by Buyer and Seller.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced or threatened that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, Buyer, Seller and their respective Affiliates agree to use reasonable best efforts to contest and defend against such claim, action, suit, investigation or other proceeding to avoid entry of, or have vacated, lifted, reversed, repealed, rescinded or terminated, any Order that prohibits, prevents, restricts or delays consummation of the transactions contemplated hereby and to eliminate each and every impediment under the HSR Act to close the transactions contemplated hereby as promptly as practicable.

(c) Each of Buyer and Seller will promptly notify the other party hereto of any written communication made to or received by either Buyer or Seller or any of their respective Affiliates, as the case may be, from any Governmental Authority regarding the transactions contemplated hereby, and, subject to applicable Law permit the other party hereto to review in advance any proposed written communication to any such Governmental Authority and consider in good faith and incorporate the other party’s reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and furnish the other party with copies of all correspondence, filings and written communications (and summaries of any oral communications that a Governmental Authority does not permit the other party to attend) between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and Seller shall consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority. Buyer and Seller shall have joint decision-making authority, including as to process and strategy, with respect to obtaining the required consents of any Governmental Authority to the transactions contemplated hereby. Any materials exchanged in connection with this Section 4.3 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns and to remove references concerning the valuation of the Transferred Equity Interests, the Transferred Assets or other competitively sensitive material; provided that the parties hereto may, as they deem advisable, designate any materials provided to the other as “outside counsel only.” Notwithstanding the foregoing, solely with respect to the proposal of Remedy Actions, Buyer shall have sole decision-making authority, including as to process and strategy.

(d) Neither Buyer nor Seller shall take any action that would reasonably be expected to prevent, materially delay, impair or impede the parties from obtaining any consents sought from Governmental Authorities or consummating the transactions contemplated by this Agreement. Buyer shall not, and shall not permit any of its Affiliates to acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially delay in obtaining, or increase the risk of not obtaining, the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 4.4 Employees and Employee Benefits

(a) Business Employee Schedule. No later than twenty (20) Business Days prior to the Closing Date, Seller shall provide Buyer with an updated list of the In-Scope Business Employees set forth on Section 2.16(b) of the Seller Disclosure Letter to reflect new hires, terminations or other personnel changes occurring between the date of this Agreement and the Closing Date. Thereafter and prior to the Closing Date, Seller shall be permitted to make, and shall notify Buyer of any, further updates to Section 2.16(b) of the Seller Disclosure Letter to reflect any significant additional personnel changes.

(b) Continuation of Employment. The parties intend that the employment of each In-Scope Business Employee employed by a Transferred Subsidiary as of immediately prior to the Closing shall not be affected by the Closing, and neither Seller nor Buyer shall take, or cause to be taken, any actions that would result in a failure of the employment of any such In-Scope Business Employee to transfer by operation of law with the Transferred Subsidiary that employs such employee. Except as otherwise provided in this Section 4.4 or in accordance with applicable Law, all rights, powers, duties, Liabilities and obligations of, or with respect to, each such In-Scope Business Employee shall remain an obligation of the Transferred Subsidiary that employs such employee.

(c) Offers of Employment. Buyer shall offer, or cause its Affiliate to offer, employment to all In-Scope Business Employees employed by an Asset Seller (“In-Scope Asset Seller Employees”). No later than ten (10) Business Days before the Closing Date, or such greater number of days as may be required by applicable Law (such date, the “Employment Offer Date”), Buyer shall, or shall cause its Affiliate to, extend a Comparable Offer of Employment with Buyer or one of its Affiliates (each, an “Offer of Employment”) to each In-Scope Asset Seller Employee as of the Employment Offer Date (other than any Inactive In-Scope Asset Seller Employee). Buyer shall, or shall cause its Affiliate to, extend a Comparable Offer of Employment to any Inactive In-Scope Asset Seller Employee if such employee is cleared to return to active employment within six (6) months after the Closing Date (or such longer period as may be required by applicable Law) and shall commence to employ such individual within five (5) Business Days following the date he or she is so cleared to return to work. Buyer shall provide Seller with a reasonable opportunity, and in each case, no less than five (5) Business Days, to review and comment on the documents reflecting all Offers of Employment prior to the time that such Offers of Employment are made. Each such In-Scope Asset Seller Employee shall be provided no less than five (5) Business Days, or such longer period of time required under applicable Law, to review and consider the Offer of Employment prior to the date it expires pursuant to its terms. The parties intend for the employment of the In-Scope Asset Seller Employees to continue uninterrupted on and after the Closing Date. Accordingly, unless a written acceptance is required by any applicable Law, any In-Scope Asset Seller Employee who receives an Offer of Employment from Buyer or its Affiliate prior to the Closing Date and who is employed, as of the Closing Date, with Seller or any its Affiliates, and who continues employment with Buyer or any of its Affiliates, shall be deemed to have accepted the Offer of Employment unless it is affirmatively declined by such In-Scope Asset Seller Employee.

(d) Transferred Business Employees. Each In-Scope Business Employee, as applicable, who remains employed by a Transferred Subsidiary as of immediately prior to the Closing or who accepts, or is deemed to have accepted, an Offer of Employment shall, in each case, be referred to as a “Transferred Business Employee” effective as of the Closing, or, in the case of any Inactive In-Scope Asset Seller Employee who becomes a Transferred Business Employee, effective as the date such employee commences employment with the Buyer or its Affiliate (such date, the “Delayed Hire Date”). Except to the extent required by applicable Law or otherwise provided in this Section 4.4, upon becoming a Transferred Business Employee, each Transferred Business Employee will cease (x) all active participation in and accrual of benefits under all Benefits Plans other than the Transferred Plans and (y) receiving payment of their wages from Seller and its Affiliates (excluding, for the avoidance of doubt, the Transferred Subsidiaries).

(e) Credit for Service, Plan Participation and Deductibles. As of and after the Closing, Buyer shall, or shall cause an Affiliate to, give each Transferred Business Employee credit for purposes of eligibility, vesting and accrual under (i) each employee benefit plan, policy or arrangement, and (ii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Buyer or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Subsidiaries) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Subsidiaries) immediately prior to the Closing; provided that such credit shall not be given for purposes of any defined benefit pension plan, equity incentive plan, retiree health or welfare, change in control or retention benefits or to the extent that it would result in a duplication of benefits for the same period of service. In addition, Buyer shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any employee benefit plan in which any of the Transferred Business Employees commence to participate following the Closing Date (any such plan, a “New Plan”) to the extent waived or satisfied by a Transferred Business Employee under any Benefit Plan in which they are then participating and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid under any Benefit Plan in the plan year in which commencement of participation in the New Plan occurs by any Transferred Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any applicable New Plan in the year of initial participation.

(f) Vacation, Paid Time Off and Sick Leave. Buyer will recognize and assume all Liabilities with respect to accrued but unused vacation, paid time off and sick leave for all Transferred Business Employees to the extent accrued for and reflected in the Closing Date Net Working Capital. Buyer will not assume or otherwise be responsible for any accrued but unused vacation, paid time off or sick leave for any employee of any Transferred Subsidiary or Asset Seller who is not a Transferred Business Employee. Buyer shall allow Transferred Business Employees to use the vacation, paid time off and sick leave recognized or established in accordance with the first sentence of this Section 4.4(f) in accordance with the terms of the programs of Seller and its Affiliates in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Buyer or its Affiliates on or following the Closing).

(g) Cash Incentive Compensation. Buyer shall assume all Liability for any cash incentive compensation (including sales commissions, but excluding any deferred compensation) payable under any Benefit Plan set forth on Section 4.4(g) of the Seller Disclosure Letter in respect of the calendar year in which the Closing occurs (or any portion thereof) to Transferred Business Employees in connection with their services to the Business (the “Cash Incentive Compensation”), and Seller and its Affiliates shall not have any Liability for the Cash Incentive Compensation. Buyer will have no Liability for any cash incentive compensation (including sales commissions) payable under any Benefit Plan to any individual (including any Business Employee) who is not a Transferred Business Employee. All Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by Buyer and its Affiliates (including the Transferred Subsidiaries) for similarly situated employees; provided that the amount of Cash Incentive Compensation actually paid by Buyer and its Affiliates (including the Transferred Subsidiaries) to Transferred Business Employees for the performance period in effect at the Closing Date shall be, in the aggregate, not less than the accrued amount of Cash Incentive Compensation included in the Closing Date Net Working Capital.

(h) WARN Act Liability. Buyer and its Affiliates shall not at any time prior to ninety (90) days after the Closing Date effectuate a “plant closing” or “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any Transferred Business Employee.

(i) Qualified Retirement Plans. Buyer and Seller acknowledge and agree that, with effect from the Employment Transfer Date, the Transferred Business Employees shall cease to be eligible to contribute to Seller’s and its Affiliates’ defined contribution savings plan(s) that are qualified under Section 401(a) of the Code (the “Seller’s Savings Plans”). With effect from the Closing Date, Buyer shall establish or otherwise maintain, or shall cause one or more of its Affiliates to establish or otherwise maintain, one or more defined contribution savings plans that are qualified under Section 401(a) of the Code (the “Buyer’s Savings Plan”) that shall permit participation for the Transferred Business Employees as of the Employment Transfer Date, credit all service that was credited under Seller’s Savings Plans for purposes of the eligibility, vesting and match eligibility requirements of Buyer’s Savings Plan (but not to the extent it would result in a duplication of benefits for the same period of service), provide for tax-deferred contributions pursuant to Section 401(k) of the Code and, as soon as practicable after the Employment Transfer Date, accept elective direct rollovers of Transferred Business Employees’ accounts (including any loans) under Seller’s Savings Plans.

(j) Flexible Spending Accounts. As soon as practicable following the Closing Date, Buyer and Seller will cooperate to transfer balances (whether positive or negative) in the healthcare flexible spending accounts of Transferred Business Employees under Seller’s and its Affiliates’ healthcare flexible spending account plan (the “Seller Flexible Spending Account Plan”) on a basis consistent with IRS Rev. Rul. 2002-32 in respect of situations where a buyer agrees to cover employees participating in seller’s flexible spending account arrangement under buyer’s flexible spending account arrangement, and in connection with such transfer, the Buyer or its Affiliate shall deem that such employees’ deferral elections made under the flexible spending account plan of Seller or its Affiliates for the plan year in which the Closing Date occurs shall continue in effect under flexible spending account plan of Buyer or its Affiliate (the “Buyer Flexible Spending Account Plan”) for the remainder of the plan year in which the Closing Date occurs. Seller and its Affiliates (other than the Transferred Subsidiaries) shall have no liability with respect to the Buyer Flexible Spending Account Plan, including liability for any claims incurred prior to the Closing.

(k) Health Care Continuation Coverage. Seller shall be responsible for providing (or causing to be provided) the continuation of group health coverage required by Section 4980B(f) of the Code to any Business Employee or any other employee of a Transferred Subsidiary or Asset Seller who is not a Transferred Business Employee and to any other “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulation 54.4980 B-9 Q&A 4(a)) who are not Transferred Business Employees (or their eligible beneficiaries and dependents). Buyer shall be responsible for providing (or causing to be provided) such group health continuation coverage to any Transferred Business Employees (and their eligible beneficiaries and dependents) whose qualifying event occurs after the Employment Transfer Date.

(l) Allocation of Liabilities. Except as otherwise expressly provided in this Section 4.4, from and after the Transfer Date, (i) Buyer and its Affiliates shall assume (and Seller and its Affiliates shall not retain) all Liabilities arising out of, by reason of or otherwise in connection with or related to, the employment of the Transferred Business Employees that (1)(x) arise as a result of an event or events that occur after the Employment Transfer Date, (y) transfer to Buyer or its Affiliates under applicable Law or as a result of the transfer of the Transferred Equity Interests, except with respect to any Seller Plan, or (2) relate to or arise from Transferred Plans, and (ii) Seller and its Affiliates shall retain (and Buyer and its Affiliates shall not assume) all Liabilities arising out of, by reason of or otherwise in connection with or related to, the employment of the Transferred Business Employees that (1)(x) arise as a result of an event or events that occur prior to the Employment Transfer Date, and (y) otherwise do not transfer to Buyer or its Affiliates under applicable Law or as a result of the transfer of the Transferred Equity Interests, or (2) relate to or arise from Seller Plans.

(m) Assumption of Transferred Plans. From and after the Closing, Buyer shall honor (and assume as necessary), or shall cause a Transferred Subsidiary to honor (and assume as necessary), each Benefit Plan, or portion thereof, as in effect immediately prior to the Closing that is sponsored or maintained by one or more Transferred Subsidiaries (such plans, the “Transferred Plans”). Nothing contained in this Agreement is intended to prevent Buyer, the Transferred Subsidiaries or any of their Affiliates from amending or terminating any Transferred Plan in accordance with its terms after the Closing.

(n) Employment Tax Withholdings. Buyer and Seller hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. As a result of the utilization of such “alternate procedure”, Seller shall have no United States employment tax reporting responsibilities, and Buyer or its Affiliate, as the successor employer to Seller, shall have full United States employment tax reporting responsibilities, for the Transferred Business Employees subject to United States employment taxes following the close of business on the Closing Date; provided, that Seller and its Affiliates shall cooperate with Buyer and its Affiliates with respect to such employment tax reporting as required by Revenue Procedure 2004-53. In addition, Buyer and Seller hereby agree to adopt the “alternate procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

(o) Certain NP Plus Matters. Notwithstanding anything in this Agreement to the contrary, in the event that, pursuant to Section 4.20, Buyer elects to amend this Agreement to treat NP Plus as an Asset Seller, then: (i) Buyer shall offer, or cause its Affiliate to offer, employment to all In-Scope Business Employees of NP Plus in accordance with this Section 4.4 (except that references to “Closing” and “Closing Date” shall be deemed to refer to the “Deferred Closing” and the “Deferred Closing Date”, respectively); (ii) Buyer shall assume and be responsible for the accrued but unused vacation and paid time off of all In-Scope Business Employees of NP Plus (unless required to be paid out by Seller or its Affiliate under applicable state Law, as reasonably determined by Buyer in its sole discretion in which case Buyer or its Affiliate shall promptly (and in any event within five (5) Business Days following the receipt of an NP Plus PTO Invoice from Seller) reimburse Seller or its designated Affiliate for the amount set forth on such NP Plus PTO Invoice); and (iii) Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to its assumption of accrued but unused vacation and paid time off under this Section 4.4(o), including in respect of any determination by Buyer that such amounts are not required to be paid out by Seller or its Affiliate under applicable state Law.

(p) No Third-Party Beneficiaries. Nothing contained in this Section 4.4, expressed or implied, is intended to confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer for any period. In addition, the provisions of this Agreement, in particular this Section 4.4, are solely for the benefit of the parties to this Agreement, and no current or former employee shall be regarded for any purpose as a third-party beneficiary of this Agreement or otherwise entitled to enforce the provisions of this Section 4.4.

Section 4.5 Public Announcements. Neither Buyer nor Seller shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary, proper or reasonably advisable to consummate the transactions contemplated by this Agreement, (b) by Law, rule or regulation applicable to Buyer or Seller or any of their respective Affiliates, including any reporting required under the Exchange Act or an applicable stock exchange rule or (c) in the case of Seller, pursuant to internal announcements to employees; provided that, in the case of this clause (c), any such disclosure is either consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby, and, to the extent practicable, is made after such prior notice to Buyer as may be reasonable under the circumstances or is otherwise made in consultation with Buyer. It is understood that the foregoing shall not restrict either Buyer or Seller and their respective Affiliates from making disclosure (i) as each deems appropriate in its reasonable judgment (A) in connection with any issuance, incurrence or refinancing of any equity or Indebtedness (including in any relevant offering documents or information memoranda), (B) in connection with any repayment or repurchase offer to the holders of indebtedness for borrowed money under the Credit Facilities or any other indebtedness for borrowed money pursuant to the terms thereof or (C) pursuant to its reporting obligations under the Credit Facilities or the terms of any other Indebtedness or (ii) to potential acquirers of all or a material part of, or investors in, its business (other than, for Seller, the Business), in each case, so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information. Buyer and Seller acknowledge and agree that Clayton, Dubilier & Rice, LLC and their respective Affiliates may provide general information about the subject matter of this Agreement and Seller and its Affiliates (including the Transferred Subsidiaries) to limited partners and potential investors on a confidential basis in connection with their fundraising, marketing, informational, compliance or reporting activities.

Section 4.6 D&O Indemnification.

(a) For a period of six (6) years from the Closing Date, Buyer shall, and shall cause the Transferred Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under Law, the individuals who on or prior to the Closing Date were directors or officers of the Transferred Subsidiaries against any Liability incurred by such individuals arising out of or with respect to all acts or omissions by them in their capacities as such or taken at the request of the applicable Transferred Subsidiary at any time on or prior to the Closing Date. In addition, Buyer shall, or shall cause the applicable Transferred Subsidiary to, pay or reimburse any expenses of any officers or directors in connection with the indemnification hereunder as incurred to the fullest extent permitted under applicable Law.

(b) For a period of six (6) years from the Closing Date, Buyer shall, and shall cause the Transferred Subsidiaries to maintain in effect and not amend, repeal or otherwise modify the certificates of incorporation, by-laws and all other organization documents of the Transferred Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who, at or at any time prior to the Closing Date, were directors, officers, agents or employees of a Transferred Subsidiary or otherwise entitled to indemnification pursuant to a Transferred Subsidiary’s certificate of incorporation, by-laws or other organizational documents.

(c) If Buyer or, following the Closing Date, any Transferred Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or Transferred Subsidiary or any of their respective successors or assigns shall assume all of the obligations set forth in this Section 4.6.

(d) The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each officer, director, agent and employees entitled to indemnification under this Section, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, which Buyer shall, and shall cause the Transferred Subsidiaries to honor and perform under. From and after the Closing Date, Buyer hereby agrees that Buyer and the Transferred Subsidiaries are, jointly and severally, the indemnitors of first resort (i.e., their obligations to such officers, directors, agents and employees are primary, and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such officer, director, agent or employee are secondary).

(e) Seller, on behalf of the Transferred Subsidiaries and at no expense to the parties, shall obtain, effective beginning at the Closing, a “cessation of subsidiaries” endorsement to its existing policies, pursuant to its previously obtained quote, in order to provide directors’ and officers’ liability insurance coverage, for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies as of the date hereof with respect to matters occurring prior to the Closing (the “D&O Tail Policy”).

Section 4.7 R&W Insurance. On or prior to the Closing, Buyer shall procure a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), the expense of such R&W Insurance Policy premium will be borne fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand (provided, that in no event will Seller’s obligations with respect to the R&W Insurance Policy premium exceed $553,746). Such R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates or any former or current equityholder(s), managers, members, directors, officers, employees, agents or representatives of Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except in the case of Fraud by any such Person in connection with this Agreement. Buyer shall not waive, amend or modify any provision in the R&W Insurance Policy in a manner adverse to Seller or its Affiliates, or allow such R&W Insurance Policy to be waived, amended or modified in a manner adverse to Seller, without the prior written consent of Seller. Seller shall reasonably cooperate with Buyer in responding to bring-down diligence requests by the insurers for the R&W Insurance Policy.

Section 4.8 Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all of the directors and officers of the Transferred Subsidiaries or shall take such other action and provide evidence thereof to Buyer as is necessary to cause such persons to no longer be directors or officers of the Transferred Subsidiaries immediately after the Closing.

Section 4.9 Affiliate Agreements; Intercompany Balances.

(a) Seller shall cause all Affiliate Contracts and contracts entered into following the date hereof and prior to Closing that would have been Affiliate Contracts if adopted or entered into prior to the date hereof to be settled or terminated prior to the Closing without any Liability on the part of Buyer or any of its Affiliates (including Liability arising from such termination), except for this Agreement, the Ancillary Agreements, as contemplated by Section 4.12, and those contracts or other transactions set forth on Section 4.9(a) of the Seller Disclosure Letter.

(b) At or prior to the Closing, Seller shall, and shall cause its Affiliates to, settle or otherwise eliminate all intercompany accounts between Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and any Transferred Subsidiary, on the other hand.

Section 4.10 Third-Party Consents.

(a) Buyer and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate in using commercially reasonable efforts to seek to obtain any consents and approvals of Persons other than Governmental Authorities (which are governed by Section 4.3) that may be required in connection with the transactions contemplated by this Agreement. Buyer acknowledges and agrees to use its commercially reasonable efforts to provide any such assurances as to financial capability, resources and creditworthiness, including any Guarantee as may be reasonably requested by any third party whose consent is sought hereunder. Notwithstanding any other provisions of this Section 4.10 or otherwise, (i) the efforts referred to herein shall not require Buyer, Seller or any of their respective Affiliates to (A) pay any consideration (monetary or otherwise) or the concession or provision of any right, other than the payment of de minimis costs and expenses, or (B) amend or modify in an adverse manner any contract with any third Person and (ii) obtaining any such consent shall not be a condition to Closing, other than, for the avoidance of doubt, with respect to those Regulatory Approvals set forth on Section 6.1(c) of the Seller Disclosure Letter.

(b) Notwithstanding anything in this Agreement to the contrary other than Section 6.1(c), if any consent, approval or other action necessary for the transfer of any Transferred Assets as contemplated herein is not obtained or does not occur, as the case may be, prior to the Closing or the transfer of any Transferred Assets cannot be completed due to the fact that such transfer would violate applicable Law, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6) nonetheless take place on the terms set forth herein and, thereafter until the earlier of when such consent, approval or other action is obtained or occurs, as the case may be, or such transfer would no longer violate applicable Law and the date that is six (6) months after the Closing, (i) each of Seller and Buyer shall, and shall cause each of their respective Subsidiaries to, in cooperation with each other, use their respective commercially reasonable efforts to obtain or effect, as the case may be, such consent, approval or other action or effectuate such transfer in compliance with applicable Law, as promptly as practicable and (ii) Seller and Buyer shall use, and shall cause their respective Subsidiaries to use, their respective commercially reasonable efforts to enter into alternative reasonable arrangements under which (A) Buyer shall obtain the economic claims, rights and benefits under any Transferred Asset with respect to which such consent has not been obtained and (B) Buyer shall assume any related economic burden with respect to such Transferred Asset, including any Taxes, except with respect to any Excluded Liability. Notwithstanding anything to the contrary in this Agreement (including this Section 4.10) or the Ancillary Agreements, this Agreement and the Ancillary Agreements shall not constitute an agreement to sell, transfer or, assign, directly or indirectly, any asset, claim or right or any benefit arising under or resulting from such asset, claim or right, or any Liability associated with such asset, claim or right if an attempted direct or indirect sale, transfer, assignment or conveyance thereof, without the consent or approval of a third Person, would constitute a breach, default, violation or other contravention of the rights of such third Person, would be ineffective with respect to any Person party to any agreement concerning such asset, claim or right, would violate any applicable Law, or would in any way adversely affect the rights of Seller or any of its Affiliates or Buyer or any of its Affiliates, under such asset, claim or right, without first obtaining such consent, at which time such asset, claim or right, and any related Assumed Liability shall be deemed sold, assigned, transferred or conveyed in accordance with Section 1.1. For the avoidance of doubt, notwithstanding that legal title to certain Transferred Assets may not be transferred to Buyer, directly or indirectly, on the Closing Date, there shall be no change to the calculation of the Estimated Purchase Price or the Final Purchase Price and the components thereof and adjustments thereto due to the failure to transfer such Transferred Assets on the Closing Date.

Section 4.11 Wrong-Pockets.

(a) If, following the Closing, Buyer or a Transferred Subsidiary (i) except to the extent reflected or otherwise taken into account in the Final Purchase Price, receives a payment with respect to an Excluded Asset or (ii) becomes aware that it owns any Excluded Asset, Buyer shall or shall cause the applicable Transferred Subsidiary to promptly inform Seller of that fact in writing. Thereafter, at the request of Seller, Buyer shall undertake (and Seller shall reasonably cooperate with Buyer), as applicable, (A) to reimburse and/or cause the applicable Transferred Subsidiary to reimburse Seller or the relevant Affiliate of Seller the amount referred to in clause (i) above or (B) to execute and/or cause the applicable Transferred Subsidiary to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset to Seller or an Affiliate of Seller designated by Seller.

(b) If, following the Closing, Seller or any Affiliate of Seller (excluding the Transferred Subsidiaries) (i) receives a payment with respect to a Transferred Asset or the Business or (ii) becomes aware that it owns or has retained any Transferred Asset, Seller shall, or shall cause such Affiliate of Seller to, promptly inform Buyer of that fact in writing. Thereafter, Seller shall undertake (and Buyer shall reasonably cooperate with Seller), as applicable, (A) to reimburse and/or cause its relevant Affiliate to reimburse Buyer the amount referred to in clause (i) above and to provide to Buyer reasonably available payment details and remittance information or (B) at the request of Buyer, to execute and/or cause the relevant Affiliate of Seller to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset to Buyer or its designee.

Section 4.12 Ancillary Agreements. At the Closing, Seller and Buyer shall, or shall cause their respective Affiliates to, as applicable, enter into the Ancillary Agreements.

Section 4.13 Exclusivity. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not take, nor shall it permit its Affiliates or their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, directly or indirectly: (a) solicit, knowingly encourage, initiate any inquiry or the making of any proposal or offer relating to an Acquisition Transaction; (b) engage in discussions or negotiations with, or provide any information to, or take other action intended to facilitate the making of, any proposal with respect to an Acquisition Transaction; or (c) enter into any agreement or other instrument with any Person (other than Buyer and/or its Affiliates) concerning any Acquisition Transaction. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their other respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Transaction, and, in the event that Seller receives any proposal or other offer or solicitation for or in connection with any Acquisition Transaction, Seller shall, within two (2) Business Days, notify Buyer thereof and provide Buyer a copy of all such proposals or offers. Immediately following the date of this Agreement. Seller shall terminate the access of all Persons other than Buyer or its representatives to any data room created by Seller or its representatives in connection with a potential Acquisition Transaction.

Section 4.14 Audit Assistance.

(a) From the date hereof until the Audit is delivered to Buyer, Seller shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense, use commercially reasonable efforts to:

(i) as soon as reasonably practicable following the date hereof engage (pursuant to an engagement letter reasonably acceptable to Buyer and Seller) PricewaterhouseCoopers LLP or one of the other “big four” independent auditors (the “Audit Firm”) mutually agreed by Seller and Buyer to prepare (at Buyer’s sole cost and expense) an audit of the combined statement of income and the combined balance sheet of the Business as of and for the year ended December 31, 2023, and a review of the combined statement of income and the combined balance sheet of the Business as of and for the most recently completed fiscal quarter prior to Closing. In the event that Buyer is required, under Regulation S-X Rule 3-12, to file with the Securities and Exchange Commission an audit of the combined statement of income and the combined balance sheet as of the Business as of and for the year ended December 31, 2024, Seller shall reasonably cooperate and use commercially reasonable efforts to extend such engagement solely to the extent necessary to perform such audit and review of the combined statement of income and combined balance sheet of the Business for the most recently completed fiscal quarter prior to the Closing (together, the “Audit Engagement” and the audited or reviewed financials resulting from the Audit Engagement, the “Audit”);

(ii) reasonably cooperate with the Audit Firm, Buyer and its representatives in connection with the Audit Engagement; provided, that such cooperation shall (A) be limited to providing access to relevant personnel of Seller and its Affiliates and furnishing documentation reasonably requested within a reasonable timeframe, (B) be during normal business hours, with reasonable advance notice, shall not unreasonably interfere with the normal operations of Seller’s or its Affiliates’ business and (C) not require Seller or its Affiliates to incur any expense with respect to their respective outside advisors unless Buyer agrees to advance and pay such expenses;

(iii) update Buyer on the progress of the Audit Engagement upon reasonable request; and

(iv) cause to be delivered to Buyer the results of the Audit Engagement as such results become available.

(b) Buyer agrees that, (i) upon request, Buyer will reimburse Seller for (x) all reasonable costs and expenses incurred by Seller or its Affiliates in connection with this Section 4.14 and (y) the costs and expenses of the Audit Firm incurred by Seller and its Affiliates in connection with this Section 4.14, (ii) Buyer will indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse each of Seller and its Affiliates for any and all Losses arising out of or in connection with this Section 4.14 and the Audit Engagement, including any amounts payable by Seller or its Affiliates in connection with indemnification obligations of Seller or its Affiliates to the Audit Firm and (iii) obtaining the Audit is not a condition to the Closing.

Section 4.15 Use of Seller Marks. Buyer acknowledges and agrees that (a) Seller and its Affiliates (other than the Transferred Subsidiaries) are retaining all rights with respect to the Seller Marks and (b) except as provided in the following sentence, neither Buyer nor its Affiliates (including, following the Closing, the Transferred Subsidiaries) will have any right, directly or indirectly, to use any of the Seller Marks or any derivative thereof, and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Marks. Promptly after the Closing Date, but in any event within ninety (90) days after the Closing Date, Buyer shall, and shall cause its Affiliates (including the

Transferred Subsidiaries and Subsidiaries who receive any Transferred Assets or Assumed Liabilities) to: (i) cease and discontinue all use of Seller Marks (including any derivation, translation, adaptation, combination or variation thereof in any language that is confusingly similar thereto) alone or together with other words, logos, slogans, symbols or designs in any form, variation or manner, including by removing or obliterating the Seller Marks from (A) any and all exterior signs and other identifiers located on or attached to any of Buyer’s (including the Business’s) property, buildings, vehicles, signs or premises, (B) all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, promotional materials, marketing collateral, advertisements and other communications media or materials of any kind in Buyer’s, its Affiliates’ and Transferred Subsidiaries’ possession, (C) all regulatory filings and (D) any other tangible or intangible materials bearing the Seller Marks in Buyer’s, its Affiliates’ and Transferred Subsidiaries’ possession; (ii) change any corporate, limited liability company or other similar entity names that contain any Seller Marks to a name not containing such Seller Marks; and (iii) make all required filings with the applicable Governmental Authorities necessary to effect such change of name and make any other conforming amendments to any business registration certificates or licenses of the Transferred Subsidiaries to remove any reference to such Seller Marks in all jurisdictions. Any usage of the Seller Marks by Buyer or any of its Affiliates (including the Transferred Subsidiaries) in accordance with this Section 4.15 shall be in a manner consistent with the past practice of the Business.

Section 4.16 Transition Plan.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller and Buyer shall cooperate in good faith and use their respective commercially reasonable efforts to develop a mutually agreed transition plan (the “Transition Plan”) for winding down the provision of the Services, which shall include plans for migrating the IT Systems, data, records and processes of the Business. Seller and Buyer shall use their respective commercially reasonable efforts to agree on the Transition Plan prior to the Closing Date; provided that to the extent the Transition Plan, or any parts thereof, has not been agreed to on or prior to the Closing Date, the parties shall continue to cooperate in good faith and use their respective commercially reasonable efforts to reach agreement on the remaining portions of the Transition Plan and update the Transition Plan accordingly upon reaching such agreement; provided, further, that in no event shall a Service Provider be obligated to provide any of the Services beyond the Term. As used in this Section 4.16, the terms “Service Provider,” “Services” and “Term” shall each have the meaning ascribed to such term in the form Transitional Services Agreement attached hereto as Exhibit E.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, and shall direct its Subsidiaries and its and their respective officers, directors and employees (collectively, the “Seller Parties”) to, use commercially reasonable efforts to provide Buyer, Buyer’s Subsidiaries and its and their respective officers, directors and employees with assistance as reasonably necessary to transition the human resources functions of the Business at Closing that Buyer cannot reasonably provide in advance of Closing without assistance from the Seller Parties to Buyer and to reasonably cooperate with Buyer in such transition; provided that any such reasonable cooperation and assistance shall (a) be conducted at Buyer’s expense (provided, that such expenses incurred by Seller in connection herewith shall be reasonable and documented in order to be reimbursable by Buyer), in accordance with applicable Law (including any applicable Law relating to competition, employment and privacy issues) and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Business and the other businesses of Seller and its Affiliates (which shall require reasonable advance notice to Seller and which shall take place during normal business hours and in a mutually agreed manner) and (b) not require the Seller Parties to hire additional personnel or to contract with any third party in order to satisfy the requirements of this Section 4.16(b). In the event that Buyer believes in good faith that the Seller Parties have breached their obligations under this Section 4.16(b), Buyer shall provide the Seller with prompt written notice of such alleged breach (including reasonable details regarding the alleged breach and remedy sought by Buyer or its Affiliates) and shall provide the Seller Parties with the right to cure such alleged breach within five (5) Business Days after receipt of such written notification of the alleged breach. In the event that the Seller Parties timely cure such alleged breach, Buyer agrees that the cured alleged breach shall not be the basis for Buyer claiming that Section 6.2(b) is not satisfied.

Section 4.17 Further Assurances. Each party hereto shall, and shall cause its Affiliates and its Affiliates’ representatives to, execute and deliver such additional documents, including any instruments, documents, conveyances or assurances, and to take such other actions as shall be necessary, or otherwise reasonably be requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements, and to render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 4.18 Seller Guarantees. Prior to the Closing, Buyer shall use its reasonable best efforts to (a) arrange for substitute Guarantees to replace the Seller Guarantees set forth on Section 4.18 of the Seller Disclosure Letter and any Seller Guarantees entered into in the Ordinary Course of Business prior to the Closing, which substitute Guarantees shall be effective as of the Closing or (b) relieve the applicable Seller or its Affiliate of and assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such substitute Guarantee offered by Buyer, Buyer shall, from and after the Closing, (i) indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse each of Seller and its Affiliates for, all amounts paid (including reasonable out-of-pocket costs) in connection with each Seller Guarantee, including Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and/or its Affiliates to the extent any Seller Guarantee is called upon and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee and (ii) not without Seller’s prior written consent, amend in any manner adverse to Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee.

Section 4.19 Insurance.

(a) From and after the Closing, (i) coverage for the Transferred Assets, the Assumed Liabilities, the Transferred Subsidiaries and the Business under the insurance policies of Seller or its Affiliates shall cease and no longer exist as of the Closing with respect to claims arising from events that occur or are alleged to occur after the Closing Date and (ii) Buyer shall not, and shall cause its Affiliates not to, assert any right, claim or interest in, to or under any insurance policies of Seller or its Affiliates in effect on or prior to the Closing Date relating to the Business, other than in accordance with Section 4.19.

(b) Notwithstanding the foregoing, from and after the Closing, with respect to any claim or occurrence relating to the Transferred Assets, the Assumed Liabilities, the Transferred Subsidiaries or the Business arising at or prior to the Closing that would be covered by any of the Seller’s or its Affiliates’ Available Insurance Policies (such claims, the “Coverage Claims”), Buyer may request that Seller or its applicable Affiliate use commercially reasonable efforts to provide access, submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies on behalf of Buyer, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) Buyer and the Transferred Subsidiaries shall exclusively bear the amount of any “deductibles”, “retentions”, “loss adjustments” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured, uncollectible, unavailable or uncovered amounts of such claims, (ii) Buyer and the Transferred Subsidiaries shall reimburse Seller or its Affiliate for any costs and expenses (including increased premiums) incurred as a result of the Coverage Claims, (iii) with respect to Coverage Claims asserted by Buyer or the Transferred Subsidiaries under the Available Insurance Policies, Seller and its Affiliates shall control all of their insurance policies and programs, including the Available Insurance Policies, and Buyer and the Transferred Subsidiaries shall have the right but not the duty to associate with such claims, and (iv) Buyer and the Transferred Subsidiaries shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies. “Available Insurance Policies” means any (y) any occurrence-based insurance policies held by Seller or its Affiliates that cover the Transferred Assets, Assumed Liabilities, Transferred Subsidiaries or the Business; and (z) the Claims-Made Insurance Policies.

(c) Notwithstanding anything contained herein, but subject to Section 4.19(d), Seller and its Affiliates shall retain the exclusive right to control all of their insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder and Buyer and the Transferred Subsidiaries shall cooperate with Seller and its Affiliates with respect to Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller and its Affiliates to manage and conduct its insurance matters as Seller or its Affiliates reasonably deem appropriate.

(d) Buyer shall have the right to elect to have Seller and its Affiliates, as applicable, use commercially reasonable efforts to procure, at Buyer’s sole cost and expense, endorsements for the Transferred Subsidiaries such that the Transferred Subsidiaries would be covered by any claims-made policies of Seller and its Affiliates in place as of the Closing for a period of up to three (3) years following the Closing. Any policies for which endorsements are procured pursuant to this Section 4.19(d) are referred to herein as the “Claims-Made Insurance Policies”. Seller and its Affiliates shall use commercially reasonable efforts, to the extent practicable under the circumstances, to provide Buyer with at least thirty (30) days’ prior written notice of any expiration, termination or material and adverse modification of the Claims-Made Insurance Policies.

Section 4.20 NP Plus Assets.

(a) If all of the conditions of Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (to the extent permitted by applicable Law, and other than those conditions that are to be satisfied at the Closing), but approval by the California Department of Social Services for each California Home Care Organization license listed on Section 2.13(b) of the Seller Disclosure Letter has yet to be received at least three (3) Business Days prior to the Closing (the “CA Condition”), then (i) the Closing Date shall not be delayed as a result of the CA Condition not having been satisfied by the Closing Date and (ii) Buyer shall elect to either (A) close with respect to NP Plus pursuant to the terms of this Agreement, notwithstanding the CA Condition; (B) amend this Agreement to treat NP Plus as an Asset Seller (in addition to a Transferred Subsidiary) such that all or a portion of its Transferred Assets and Assumed Liabilities as directed by Buyer transfer to Buyer or its Affiliate designee(s) on the Closing Date (the “NP Plus Asset Sale”), and NP Plus would on the Deferred Closing Date transfer as a Transferred Subsidiary; or (C) in lieu of or in addition to (B) above, transfer the Deferred Business on the Deferred Closing Date in a Deferred Closing. If Buyer elects to proceed as set forth in (B) or (C) above, Seller shall reasonably cooperate with Buyer to accomplish the purposes described herein. “Deferred Closing” shall consist of (1) the transfer of the Transferred Equity Interests of NP Plus and (2) the transfer of the In-Scope Business Employees in California and Arizona with respect to NP Plus (collectively, the “Deferred Business”), which shall not occur on the Closing Date (notwithstanding the fact that the Closing with respect to the Business except for the Deferred Business shall proceed in accordance with the terms set forth in Section 1.1(a)), but shall instead occur on the third (3rd) Business Day following the date on which the CA Condition has been satisfied (such closing, the “Deferred Closing” and the date of the Deferred Closing, the “Deferred Closing Date”).

(b) In the event of a Deferred Closing, Seller shall, on the Deferred Closing Date, deliver to Buyer the business transfer documents necessary to transfer the Deferred Business to Buyer, including any certificates representing the Transferred Equity Interests of NP Plus or other proper instrument of assignment. The transfer of the Deferred Business shall be deemed effective as of 12:01 a.m., local time in California on the Deferred Closing Date. Notwithstanding that legal title to the Deferred Business shall not be transferred to Buyer on the Closing Date in the event of a Deferred Closing, all provisions of this Agreement (including the calculation of the Closing Date Cash, the Closing Date Indebtedness, the Net Working Capital Adjustment Amount and the Transaction Expenses and the calculation, payment and timing of payment of the Final Purchase Price) shall apply as though such transfer occurred at the Closing (and for all Tax purposes, to the extent permitted by applicable Law, the Deferred Business shall be treated as if it was transferred on the Closing Date), except to the extent otherwise expressly provided in this Section 4.20 or elsewhere in this Agreement. From the Closing Date through the Deferred Closing Date, Seller shall observe Section 4.1 mutatis mutandis with respect to its operation of NP Plus, and shall not allow NP Plus to incur Indebtedness, and shall not make any distribution of Cash without the prior written consent of Buyer. Neither Seller nor any of its Affiliates makes any representation or warranty with respect to the Deferred Business, including with respect to any filings that may be required pursuant to Section 2.2(b) with respect to an NP Plus Asset Sale, other than as set forth in ARTICLE 2.

(c) On the Closing Date, if the CA Condition has not been satisfied and Buyer has elected a Deferred Closing, Buyer and Seller shall, to the extent permitted by applicable Law, enter into a reverse transitional services agreement in form and substance reasonably satisfactory to each party pursuant to which Buyer will provide certain services to the Deferred Business and Seller such that Seller may operate the Deferred Business in the ordinary course of business, and Seller shall operate the Deferred Business in the Ordinary Course of Business until the Deferred Closing Date.

Section 4.21 Reimbursement Matters; Post-Closing Interim Billing Period Collections.

(a) From and after the Closing and until Buyer has obtained the necessary approvals, contracts or other authorizations from the applicable Governmental Authorities (“Post-Closing Interim Billing Period”), Seller, each Transferred Subsidiary and each Asset Seller hereby grants to Buyer, and Buyer hereby accepts, the right to use (i) the Permits set forth on Section 2.13(b) of the Seller Disclosure Letter and (ii) the Government Program agreements set forth on Section 2.14(c) of the Seller Disclosure Letter and other identifiers as needed for the purpose of billing and receiving payment for the services provided by the Business after the Closing, to the extent permitted by applicable Laws. Buyer shall be entitled to any and all collections on receivables from any Government Programs, third party payors or other sources for items or services provided by the Business on dates of service on or after the Closing.

(b) The monies collected from any source by the Business for services rendered during the Post-Closing Period shall constitute “Interim Collections.” Seller agrees that all Interim Collections are Buyer’s sole property and will be held in trust by Seller or Asset Seller (as applicable) for the benefit of and promptly paid over to Buyer. Seller and each Asset Seller agrees that neither it nor any of its Representatives will change, cause to be changed, or permit to be changed the instructions to any Government Program regarding payments to existing bank accounts of any Transferred Subsidiary or with respect to the Business, Seller or any Asset Seller unless authorized in writing by Buyer (collectively, the “Government Receivables Accounts”). All Interim Collections received by Seller or an Asset Seller will be remitted to Buyer pursuant to the terms of Section 4.11 hereof.

(c) Seller shall keep active and maintain the Government Receivables Accounts until at least a period of sixty (60) days has passed in which no payments have been received in such accounts.

(d) Buyer is hereby authorized, at Buyer’s expense, to initiate legal or administrative proceedings to collect the Interim Collections, to enforce each the rights of Seller, any Transferred Subsidiary or Asset Seller as creditor in connection with the services furnished by the Business during the Interim Period, and to contest adjustment and denials by any Government Program.

(e) Seller and each Asset Seller shall cooperate in good faith to provide Buyer with all assistance reasonably necessary to facilitate billing of the Interim Collections during the Interim Period, including the execution of any power of attorney or other documents reasonably requested by Buyer; provided, that Buyer uses commercially reasonable efforts to obtain the necessary approvals, contracts or other authorizations from the applicable Governmental Authorities.

Section 4.22 Restructuring. Prior to the Closing, Seller shall and shall cause its Affiliates and use its commercially reasonable efforts to cause other third-parties to take the actions set forth on Section 4.22 of the Seller Disclosure Letter (the “Restructuring”).

Section 4.23 ARPA Funds. Prior to the Closing, Seller shall transfer to Girling Texas any unspent funds received by Girling Texas and, with respect to the Business, Odyssey, pursuant to ARPA. Any such amount that remains unspent as of the Calculation Time shall be treated as Restricted Cash. Following the Closing, Girling Texas shall remain or become, as applicable, solely responsible for compliance with applicable Law with respect to such unspent ARPA funds, and Seller and its Affiliates (excluding, following the Closing, the Transferred Subsidiaries) shall have no further Liability or responsibility with respect to performance of ARPA obligations or such unspent ARPA funds, which shall be treated as an Assumed Liability for all purposes hereunder.

ARTICLE 5

TAX MATTERS

Section 5.1 Cooperation. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax contest with respect to the Business, the Transferred Assets and the Transferred Subsidiaries. Such cooperation shall include the retention and (within thirty (30) days of the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree that the cooperation contemplated by this Section 5.1 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 5.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest with respect thereto) arising out of or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (“Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due, and the party responsible by applicable Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, that any incremental Transfer Taxes arising from the request by Buyer pursuant to Section 4.20 for NP Plus to be designated an Asset Seller shall be borne by Buyer.

Section 5.3 Tax Sharing Agreements. Seller shall terminate, and shall cause to be terminated, at or prior to Closing, all Tax sharing, Tax indemnity, Tax allocation or similar agreements to which Seller or any of its Affiliates (including the Transferred Subsidiaries), on the one hand, and a Transferred Subsidiary, on the other hand, are a party.

Section 5.4 Section 338 Elections. Buyer shall not make or cause to be made any election under Section 338 of the Code with respect to Girling Knoxville or Girling Texas except with the prior written consent of Seller.

Section 5.5 Straddle Period. For purposes of this Agreement, the portion of any Tax that relates to a Straddle Period will be allocated in accordance with this Section 5.5 between (i) the portion of the Straddle Period ending on or prior to the Closing Date and (ii) the portion of the Straddle Period that extends from the day immediately after the Closing Date to the end of the Straddle Period. The portion of such Tax attributable to the portion of the Straddle Period ending on or prior to the Closing Date shall, (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (b) in the case of all other Taxes, on a “closing of the books method” by assuming that the Straddle Period ended at the end of the day on the Closing Date.

Section 5.6 Attribute Reduction. If there would otherwise be an “attribute reduction amount” under Treasury Regulation Section 1.1502-36(d) with respect to Buyer’s purchase of the Transferred Equity Interests of Girling Texas and Girling Knoxville, Seller shall make (or cause to be made) an election (and, if it is not known whether there would otherwise be such an attribute reduction amount at the time for filing such election, Seller shall make (or cause to be made) a protective election) under Treasury Regulation Section 1.1502-36(d)(6) for the taxable year of Seller that includes the Closing Date to reduce Seller’s basis in the Transferred Equity Interests of Girling Texas and Girling Knoxville for U.S. federal income tax purposes by an amount not less than such attribute reduction amount.

Section 5.7 Overlap. To the extent of any inconsistency between this ARTICLE 5 and any other provision of this Agreement, this ARTICLE 5 shall control as to Tax matters.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) HSR Clearance. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated without the imposition of a Burdensome Condition.

(b) No Injunction, Etc. No statute, rule, regulation, executive order, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

(c) Regulatory Approvals. The Regulatory Approvals set forth on Section 6.1(c) of the Seller Disclosure Letter shall have been obtained without the imposing on of a Burdensome Condition.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by Buyer, of the following additional conditions; provided that, upon the occurrence of, and as of, the Conditions Satisfaction Date, Buyer shall be deemed to have automatically and irrevocably waived the conditions set forth below in Section 6.2(a) and Section 6.2(f) going forward:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in ARTICLE 2, other than the Seller Fundamental Representations and clause (ii) of Section 2.8, without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein, shall be true and correct at and as of the date of this Agreement and as of the Conditions Satisfaction Date, with the same effect as though made at and as of each such date (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct at and as of such date), except to the extent that the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect. Each of the Seller Fundamental Representations, other than clause (ii) of Section 2.8, shall be true and correct at and as of the date of this Agreement and as of the Conditions Satisfaction Date, with the same effect as though made at and as of each such date (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all respects at and as of such date) except for de minimis inaccuracies. The representations and warranties in clause (ii) of Section 2.8, shall be true and correct in all respects as of the date of this Agreement and as of the Conditions Satisfaction Date as though made at and as of such date.

(b) Covenants and Agreements. Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c) Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) FIRPTA Certificate. Seller and each Asset Seller shall have delivered to Buyer a duly executed IRS Form W-9 for itself or, if applicable, its regarded Tax owner.

(e) Closing Deliverables. The items set forth in Section 1.1(c)(i)(1)–(6) shall have been delivered to Buyer.

(f) No MAE. Since the Reference Date through the Conditions Satisfaction Date, no Material Adverse Effect shall have occurred.

Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by Seller, of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Buyer contained in ARTICLE 3, other than the Buyer Fundamental Representations, shall, without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein, be true and correct at and as of the date of this Agreement and as of the Closing Date, with the same effect as though made at and as of each such date (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be so true and correct would not have a material adverse effect on, or materially impede, interfere with or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, with the same effect as though made at and as of each such Date (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was caused by such party’s (a) failure to act in good faith, (b) failure to use reasonable best efforts to cause the Closing to occur or (c) material breach of its obligations hereunder.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller by written notice to the other party, if:

(i) the Closing shall not have been consummated on or before the close of business on December 8, 2024 (the “Initial End Date”); provided that if on the Initial End Date any of the conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) shall not have been satisfied but all other conditions set forth in ARTICLE 6 shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial End Date shall be automatically extended to March 8, 2025 (the “Second End Date”); provided, further, that if the Initial End Date is so extended and on the Second End Date any of the conditions set forth in Section 6.1(a) shall not have been satisfied, but all other conditions set forth in ARTICLE 6 shall have been satisfied or waived or shall then be capable of being satisfied, then the Second End Date shall be automatically extended to June 8, 2025 (the “Third End Date”). As used in this Agreement, the term “End Date” shall mean the Initial End Date, unless extended pursuant to the foregoing sentence, in which case, the term “End Date” shall mean the Second End Date. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any Order of any Governmental Authority having competent jurisdiction permanently enjoining Buyer or Seller from consummating the Closing is entered and such Order shall have become final and non-appealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii)(B) shall have used reasonable best efforts to remove such Order in accordance with Section 4.3(a);

(c) by Buyer, upon two (2) days prior written notice to Seller, if (x) on or prior to the Conditions Satisfaction Date a breach of any representation or warranty or (y) a failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; and

(d) by Seller, upon two (2) days prior written notice to Buyer, if (x) on or prior to the Conditions Satisfaction Date a breach of any representation or warranty or (y) a failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

(e) by Seller, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (or deemed waived) (other than those conditions that by their nature cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) and Buyer fails to consummate the transactions contemplated hereby within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 1.1(a).

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, consultants, attorneys in fact, representatives, successors or assigns) except as provided in this Section 7.2; provided that no such termination (nor any provision of this Agreement) shall relieve any party from Liability for any damages for Fraud or Willful Breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by either party to consummate the transactions contemplated by this Agreement when it is obligated to do so hereunder). The provisions of this Section 7.2, ARTICLE 9, Section 10.1, Section 10.3 and Section 10.4 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties made in this Agreement and in any certificate delivered pursuant to Section 6.2(c), Section 6.2(d) or Section 6.3(c) shall survive until the first (1st) anniversary of the Closing Date, and none of the parties shall have any liability to each other after such date for any breach thereof (other than in the case of Fraud and for the benefit of the R&W Insurance Policy). Each covenant contained in this Agreement that by its terms applies or is required to be performed in its entirety at or before the Closing shall survive until the occurrence of the Closing and shall thereupon terminate. Each covenant contained in this Agreement that, by its terms applies or is required to be performed in whole or in part after the Closing, shall survive the Closing until fully performed in accordance with its terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant. The parties agree that (i) in this ARTICLE 8, they intend to shorten (in the case of the limited survival periods specified in this Section 8.1) the applicable statute of limitations period with respect to certain claims, (ii) to be effective, notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Section 8.1 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.1 shall be expressly barred and are hereby waived; provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 8.1 of a claim for indemnification under this ARTICLE 8 (whether or not formal legal action shall have been commenced based upon such claim), such claim (and the underlying representation, warranty, agreement or covenant) shall survive and continue to be subject to indemnification in accordance with this ARTICLE 8 notwithstanding the passing of such applicable date.

Section 8.2 Indemnification by Seller. From and after the Closing, and subject to this ARTICLE 8, Seller shall defend, indemnify and hold harmless Buyer and each of its Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against any and all Losses, whether or not involving a third party claim, to the extent arising out of or in connection with (a) any breach of any warranty or the inaccuracy of any representation of Seller contained in ARTICLE 2 of this Agreement or any certificate delivered pursuant to this Agreement with respect thereto; (b) breach of any covenant of Seller set forth in this Agreement and (c) any Excluded Liabilities.

Section 8.3 Indemnification by Buyer. From and after the Closing, and subject to this ARTICLE 8, Buyer shall defend, indemnify and hold harmless Seller and each of its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against any and all Losses, whether or not involving a third party claim, to the extent arising out of or in connection with (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in ARTICLE 3 of this Agreement or any certificate delivered pursuant to this Agreement with respect thereto; (b) breach of any covenant of Buyer set forth in this Agreement that, by its terms, is to be performed after the Closing and (c) any Assumed Liability.

Section 8.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a) Seller shall have no Liability arising out of Section 8.2(a) and Buyer shall have no Liability arising out of or relating to Section 8.3(a) attributable to a single course of conduct or related set of facts, events or circumstances unless the aggregate amount of Losses incurred by the Buyer Indemnitees for such breach exceeds $10,000 (any such amount, the “De Minimis Amount”).

(b) Seller shall have no Liability arising out of Section 8.2(a) and Buyer shall have no Liability arising out of or relating to Section 8.3(a) unless, and only to the extent that, the aggregate amount of indemnifiable Losses incurred by the Buyer Indemnitees exceeds $1,050,000 (the “Deductible”); provided, however, that the limitations in this Section 8.4(b) shall not apply to claims involving Fraud.

(c) Seller shall have no Liability arising out of Section 8.2(a) and Buyer shall have no Liability arising out of or relating to Section 8.3(a), in each case, in excess of $1,050,000; provided, however, that the limitations in this Section 8.4(c) shall not apply to claims involving Fraud.

(d) Seller shall have no Liability arising out of or relating to Section 8.2(b) and Buyer shall have no Liability arising out of or relating to Section 8.3(b), in each case, in excess of the Final Purchase Price; provided, however, that the limitations in this Section 8.4(d) shall not apply to claims involving Fraud.

(e) The amount of any and all Losses indemnifiable pursuant to Section 8.2 or Section 8.3 shall be determined net of any amounts recovered by an Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities, contributions or other similar payments of any Person that are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder (to the extent such increase is reasonably demonstrated to have occurred as a result of the applicable Loss hereunder). In any case where an Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 8.2 or Section 8.3, as applicable, in each case to the extent not already taken into account pursuant to this Section 8.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the net amount so recovered, but not in excess of any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter.

(f) No Indemnified Party shall be entitled to indemnification pursuant to Section 8.2 or Section 8.3 for any such Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 1.2(c).

(g) For purposes of determining any inaccuracy in or breach of any representation or warranty in this Agreement and for calculating the amount of Losses to which an Indemnified Party is entitled under this ARTICLE 8, the terms “material,” “materiality,” “material adverse effect,” “in all material respects,” “Material Adverse Effect” and similar terms are to be disregarded. The indemnification provisions of this ARTICLE 8 are to be enforceable regardless of whether any Person (including any party hereto) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

(h) Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses for which such party is or may be entitled to indemnification hereunder (and the costs and expenses of such mitigation shall constitute Losses).

(i) With respect to the indemnification obligations set forth in Sections 8.2(a) and (b), in no event shall an Indemnifying Party have Liability to the Indemnified Party for any consequential, special, incidental, indirect, exemplary or punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

Section 8.5 Notification of Claims; Third-Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this ARTICLE 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 8, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third-Party Claim” and including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of such Third-Party Claim, with its own counsel and at its own expense, and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense and keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim; and further provided that, notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (i) if such Third-Party Claim seeks an injunction or other equitable remedy in respect of the Indemnified Party or its business, (ii) if such Third-Party Claim poses a conflict of interest between the Indemnified Party and the Indemnifying Party in the reasonable opinion of outside counsel for the Indemnified Party, (iii) if such Third-Party Claim relates to, or arises in connection with, any criminal proceeding, action, indictment, allegation or investigation in respect of the business of the Indemnified Party or its Affiliates, and (iv) if with respect to any Buyer Indemnitee, the assumption of the defense by the Indemnifying Party would reasonably be expected to cause coverage under the R&W Insurance Policy to be materially and adversely affected.

(b) Subject to the conditions in the previous paragraph, if the Indemnifying Party validly elects to conduct the defense and settlement of a Third-Party Claim, then the Indemnified Party shall have the right to pay or settle such Third-Party Claim; provided that in such event, the Indemnified Party shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days after the receipt of the Indemnified Party’s notice of a claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all Liability with respect to such claim or consent to entry of any judgment.

(c) The parties hereto shall cooperate (including by entering into a mutually agreeable joint defense agreement, which shall provide for, among other things, the treatment of privileged communications) in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder, and each of Buyer and Seller (or a duly authorized representative of such party) shall (and shall cause their respective Affiliates to) furnish such records, information, access to relevant personnel and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice whether the Indemnifying Party disputes its Liability to the Indemnified Party under this ARTICLE 8. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements (other than the Transitional Services Agreement, the Restrictive Covenant Agreement, and the Section 1.1 Agreement) and except (x) with respect to Fraud and the matters covered by Section 1.2 and (y) in the case where a party seeks to obtain specific performance pursuant to Section 10.9, Seller and Buyer hereby agree that following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or the Ancillary Agreements (other than the Restrictive Covenant Agreement, the Section 1.1 Agreement and the Transitional Services Agreement) or the officers certificates provided pursuant to this Agreement shall be the applicable indemnification rights set forth in this ARTICLE 8.

ARTICLE 9

DEFINITIONS

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“ACA” has the meaning set forth in Section 2.17(d).

“Accounting Firm” has the meaning set forth in Section 1.2(c)(iii).

“Accounting Principles” means the accounting principles, practices, methodologies and procedures set forth in Exhibit F, including the illustrative calculation attached thereto on Part II.

“Acquisition Transaction” means any direct or indirect acquisition, recapitalization, merger, reorganization, liquidation, sale, or disposition of, investment in, or other similar transaction involving all or a substantial portion of the Business or its assets.

“Action” means any action, audit, suit, mediation, appeal, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory or judicial proceeding), hearing or investigation, in each case, that is commenced, brought, conducted or heard by, on behalf of, or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, no portfolio company of any investment fund managed by Clayton, Dubilier & Rice, LLC (other than, for the avoidance of doubt, any direct or indirect owner of Seller) shall be considered an Affiliate of Seller.

“Affiliate Contract” has the meaning set forth in Section 2.21(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Objection Notice” has the meaning set forth in Section 1.2(e).

“Allocation Schedule” has the meaning set forth in Section 1.2(e).

“Ancillary Agreements” means the Transitional Services Agreement, Bill of Sale, Equity Transfer Agreement, Assignment and Assumption Agreement, the Restrictive Covenant Agreement, the Section 1.1 Agreement, and other documents and agreements contemplated hereby and thereby.

“Anticorruption Laws” means any Law applicable to the Business governing corrupt practices, money laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials, including, if applicable, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1, et seq., the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“ARPA” means the American Rescue Plan Act of 2021.

“Asset Sellers” has the meaning set forth in the Recitals.

“Asset Seller Affiliate Contract” has the meaning set forth in Section 2.21(b).

“Assumed Liabilities” means all Liabilities of the Seller and its Affiliates (other than the Transferred Subsidiaries), including the Asset Sellers, to the extent relating to or arising out of the Transferred Assets or the Business or the conduct or operation of the Business (whether arising or accruing before, on or after the Closing, and whether such Liabilities relate to conditions that existed before, on or after the Closing), other than any portion thereof that constitutes an Excluded Liability, including, except to the extent constituting an Excluded Liability:

(a) all Liabilities to the extent arising under or relating to the Transferred Business Contracts whether arising before, on or after the Closing Date;

(b) all Liabilities for allowances, credits or adjustments to which customers of the Business may be entitled;

(c) all Liabilities to the extent arising from or relating to claims or litigation, pending or threatened and whether or not presently asserted at any time to the extent arising out of or related to the Business or the Transferred Assets;

(d) the Liabilities expressly assumed by Buyer pursuant to Section 4.4 of the Agreement (the “Assumed Transferred Employee Liabilities”);

(e) all Liabilities to the extent relating to or in connection with the Business or the Transferred Assets arising under Environmental Laws;

(f) all Liabilities to the extent arising out of or relating to any Transferred Real Property;

(g) all Liabilities to the extent arising out of, relating to or in connection with any Transferred Owned Intellectual Property;

(h) all accounts payable of Seller or its Affiliates owed to suppliers and any other third parties to the extent relating to or in connection with or arising out of the Business;

(i) all Liabilities reflected in the Trial Balances other than Liabilities discharged after the date hereof through the Closing Date; and

(j) all Liabilities of the Transferred Subsidiaries.

“Available Insurance Policies” has the meaning set forth in Section 4.19(b).

“Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, deferred compensation, incentive compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance or termination, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, policy, arrangement or contract (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller, any Asset Seller, any Transferred Subsidiary or any of their Affiliates providing benefits to any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Transferred Subsidiary or to any other Business Employee, (b) pursuant to which Seller or its Affiliates (including any Asset Seller or Transferred Subsidiary) or Buyer could have any Liability on behalf of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Transferred Subsidiary or to any other Business Employee or (c) pursuant to which the Business could have any Liability.

“Bill of Sale” has the meaning set forth in Section 1.1(c)(i)(2).

“Burdensome Condition” has the meaning set forth Section 4.3(a).

“Business” means, as conducted by Seller and its Affiliates in the Relevant Jurisdictions, the provision of personal care or community care services, including assisting patients with activities of daily living; provided that “Business” shall not include hospice or home health services.

“Business Associate” has the meaning set forth in Section 2.14(f).

“Business Confidential Information” means all confidential, proprietary and non-public information (whether or not specifically labeled or identified as “confidential” and whether written or oral) concerning the Business or any Transferred Subsidiary; provided that “Business Confidential Information” shall not include information (a) that is or becomes generally available to the public other than as a result of a breach of Section 4.2(c) by Seller or any of its Affiliates (other than the Transferred Subsidiaries) or its or their representatives, (b) that Seller or any of its Affiliates (other than the Transferred Subsidiaries) or its or their representatives receive or have received on a non-confidential basis from a source other than Buyer or the Transferred Subsidiaries, provided that such source is not known to Seller or the applicable Affiliate or representative to be subject to a contractual, legal or fiduciary obligation of confidentiality to Buyer or the Transferred Subsidiaries with respect to such information, or (c) that Seller or any of its Affiliates (other than the Transferred Subsidiaries) or its or their representatives can demonstrate has been or is subsequently independently conceived or developed by Seller or any of its Affiliates (other than the Transferred Subsidiaries) or its or their representatives without use or reference to the information.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York or in Atlanta, Georgia.

“Business Employee” means each individual employed by Seller or any of its Affiliates (including any Transferred Subsidiary or Asset Seller) and who primarily provides services to the Business, each of whom is set forth in Section 2.16(b) of the Seller Disclosure Letter as it may be updated from time to time (a) in accordance with Section 4.4(a), (b) to reflect actions permitted under the terms of this Agreement or (c) to correct inadvertent or unintended omissions.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Flexible Spending Account Plan” has the meaning set forth in Section 4.4(j).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 3.2 and Section 3.8.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, (x) the assets, business, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries and the Business, taken as a whole; or (y) the ability of Buyer to consummate the transactions contemplated hereby.

“Calculation Time” means 11:59 p.m., Central time on the day prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations).

“Cash” means, as of any specified time, all cash, cash equivalents (including checks, other wire transfers, deposits in transfer and drafts deposited or received but not yet cleared) and marketable securities (in the case of cash equivalents and marketable securities, to the extent they are readily convertible into cash within thirty (30) days), other than Restricted Cash.

“Cash Incentive Compensation” has the meaning set forth in Section 4.4(g).

“Change in Control Transaction” means, with respect to any Person, (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of such Person to a third party following which the direct or indirect equityholders of such Person immediately prior to the transaction hold, directly or indirectly, securities representing less than fifty percent (50%) of the voting power of such third party or (b) any other transaction or series of transactions (including a sale of equity interests, merger, consolidation or share exchange with respect to such Person or a parent entity) following which the direct or indirect equityholders of such Person immediately prior to the transaction hold, directly or indirectly, securities representing less than fifty percent (50%) of the voting power of such Person, the applicable parent entity or the resulting Person from such transaction.

“Claims-Made Insurance Policies” has the meaning set forth in Section 4.19(d).

“Closing” has the meaning set forth in Section 1.1(a).

“Closing Date” has the meaning set forth in Section 1.1(a).

“Closing Date Cash” means the Cash of the Transferred Subsidiaries as of the Calculation Time. Closing Date Cash shall be reduced or increased for any payments made or moneys received between the Calculation Time and Closing which are not captured as a deduction or increase to Final Purchase Price and Estimated Purchase Price through either a liability in Closing Date Net Working Capital, Transaction Expenses or Indebtedness.

“Closing Date Indebtedness” means the Indebtedness (a) of the Transferred Subsidiaries and (b) constituting Assumed Liabilities, in each case, as of the Calculation Time; provided that Closing Date Indebtedness shall not include any Indebtedness owed to a Transferred Subsidiary, and any Indebtedness incurred between the Calculation Time and Closing shall be deemed incurred as of the Calculation Time, unless it has a corresponding and equal increase in Closing Date Cash or Closing Date Net Working Capital after the Calculation Time.

“Closing Date Net Working Capital” means, subject to Section 2(m) and Section 2(n) of the Accounting Principles, as of the Calculation Time, an amount equal to (a) the sum of the current assets of the Business that (i) are current assets of the Transferred Subsidiaries or (ii) constitute Transferred Assets, minus (b) the sum of the current liabilities of the Business that are (i) current liabilities of the Transferred Subsidiaries or (ii) constitute Assumed Liabilities, in each case (A) calculated in accordance with Section 1.2(d) and (B) including the line items set forth on the illustrative calculation in the Accounting Principles; provided, however, that current assets will not include Cash, Restricted Cash, current or deferred Tax assets, loans or amounts receivable from the Seller or its Affiliates or any assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs) or any Excluded Assets and current liabilities will not include any income or deferred Tax liabilities or any item in Indebtedness or Transaction Expenses or any Excluded Liability.

“Closing Statement” has the meaning set forth in Section 1.2(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Offer of Employment” means an offer of employment (a) with terms and conditions necessary for Buyer and its Affiliates to satisfy their respective obligations under Section 4.4 and (b) for a comparable position with substantially similar duties and work schedule, and at a work location (including, for the avoidance of doubt, any remote work location arrangement) that is within fifty (50) miles of, in each case, those in effect for such individual immediately prior to the Closing Date.

“Compliance Program” has the meaning set forth in Section 2.14(g).

“Conditions Satisfaction Date” means the first date on which all of the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.2(a), Section 6.2(b), Section 6.2(f), Section 6.3(a) and Section 6.3(b) have occurred.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Credit Facilities” means, collectively, the credit facilities under (a) that certain First Lien Credit Agreement, dated as of August 11, 2022 (as may be amended, supplemented, waived or otherwise modified from time to time), by and among Charlotte Buyer, Inc., a Delaware corporation, the several banks and other financial institutions from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent and (b) that certain Second Lien Credit Agreement, dated as of August 11, 2022 (as may be amended, supplemented, waived or otherwise modified from time to time), among Charlotte Buyer, Inc., the several banks and other financial institutions from time to time party thereto and Barclays Bank PLC, as administrative agent and collateral agent.

“Cybersecurity Incident” means unauthorized access to, interference with, or use or corruption of the IT Systems (including a ransomware, phishing event or denial-of-service attack), or breaches of security with respect to Personal Information and other data (including unauthorized access, acquisition, disclosure, use, modification, misuse, destruction, damage, corruption or loss of Personal Information or other data or information).

“De Minimis Amount” has the meaning set forth in Section 8.4(a).

“Debevoise” has the meaning set forth in Section 10.11.

“Deductible” has the meaning set forth in Section 8.4(b).

“Delayed Hire Date” has the meaning set forth in Section 4.4(d).

“Effective Time” means 11:59 p.m. Central Standard Time (CST) on the last calendar day of the month prior to the Closing.

“Emergency Measures” means any action required to be taken in connection with any pandemic in order to comply with applicable Law.

“Employment Laws” has the meaning set forth in Section 2.16(d).

“Employment Offer Date” has the meaning set forth in Section 4.4(c).

“Employment Transfer Date” means (i) with respect to each In-Scope Business Employee who is not an Inactive In-Scope Asset Seller Employee and who becomes a Transferred Business Employee, the Closing Date and (ii) with respect to each Inactive In-Scope Asset Seller Employee who becomes a Transferred Business Employee, the Delayed Hire Date.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 2.2(a).

“Enterprise-Wide Contract” means any contract used by both the Business and Seller’s retained business (i) for the purchase, lease, license or other provision of materials, supplies goods, equipment, Intellectual Property or services to the Seller and its Affiliates (including any of the Transferred Subsidiaries) and (ii) to which Seller or its Subsidiaries, but none of the Transferred Subsidiaries, is a party.

“Enterprise Value” means $350,000,000.

“Environmental Law” means all Laws in effect as of the Closing Date concerning pollution or protection of the environment.

“Equity Transfer Agreement” has the meaning set forth in Section 1.1(c)(i)(3).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Seller, any Transferred Subsidiary or any other Subsidiary of the Seller under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 1.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means all assets that are not Transferred Assets and all of the following assets, whether or not the following assets otherwise would fall within the definition of “Transferred Assets” and, unless expressly stated below, whether or not held by a Transferred Subsidiary:

(a) all Cash of Seller or its Affiliates other than the Transferred Subsidiaries;

(b) all checkbooks and canceled checks of Seller and its Affiliates and all bank accounts of Seller and its Affiliates other than the Transferred Subsidiaries;

(c) all Excluded Intellectual Property, including the Seller Marks;

(d) all owned real property and leasehold interests under real property leases, subleases and licenses, other than the Transferred Real Property;

(e) all shares of capital stock of, or other equity interests in, any Affiliate of Seller or any other Person other than the Transferred Equity Interests;

(f) all corporate-level services of the type provided as of the date hereof to the Business by Seller or any of its Affiliates other than by the Transferred Subsidiaries;

(g) any Permit (i) held by Seller or its Affiliates other than the Transferred Subsidiaries and not primarily used or held for use in connection with the Business and (ii) any other Permit held by Seller or its Affiliates the transfer of which is not permitted by applicable Law;

(h) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers of products, materials or equipment, or components thereof or vendors or licensors, in each case, other than as held by the Transferred Subsidiaries and only to the extent related to the Excluded Assets or the Excluded Liabilities or to the extent not transferable;

(i) all rights of Seller and its Affiliates other than the Transferred Subsidiaries to reimbursements, indemnification, hold-harmless or similar rights relating to any Excluded Assets or Excluded Liabilities;

(j) all rights of Seller or its Affiliates other than the Transferred Subsidiaries under the Agreement and the Ancillary Agreements and, other than to the extent exclusively relating to the Transferred Subsidiaries, each of Seller’s and its Affiliates’ organizational documents, minute and stock record books, corporate seal and tax records;

(k) (i) all records and reports prepared or received by Seller and its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received, (ii) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (iii) all privileged communications described in Section 10.11 of the Agreement and all privileged materials, documents and records not exclusively related to the Business;

(l) all credits, refunds and other assets relating to income Taxes of Seller and its Affiliates other than the Transferred Subsidiaries;

(m) all assets (other than the Transferred Plan Assets) of or relating to any Benefit Plan or any other employee benefit plan of Seller or its Affiliates;

(n) any employee data which relates to employees who are not Transferred Business Employees;

(o) all insurance policies (other than those held by the Transferred Subsidiaries) and rights thereunder to the extent not relating to the Business, including the benefit of any deposits or prepayments and any insurance proceeds;

(p) all assets, business lines, properties, rights and claims of the Seller and its Affiliates, including the Transferred Subsidiaries, that do not constitute the Business or the Transferred Assets;

(q) the Enterprise-Wide Contracts;

(r) the electronic mail of Seller and Asset Sellers; and

(s) the assets set forth on Section 9.1(a) of the Seller Disclosure Letter.

“Excluded Business Employees” means any Business Employees who are not Transferred Business Employees, including for the avoidance of doubt, the Business Employees identified on Section 9.1(b) of the Seller Disclosure Letter.

“Excluded Confidential Information” means all confidential, proprietary and non-public information (whether or not specifically labeled or identified as “confidential” and whether written or oral) of Seller or any of its Affiliates other than Business Confidential Information; provided that “Excluded Confidential Information” shall not include information (a) that is or becomes generally available to the public other than as a result of a breach of Section 4.2(c) by Buyer or any of its Affiliates (including the Transferred Subsidiaries) or its or their representatives, (b) that Buyer or any of its Affiliates (including the Transferred Subsidiaries) or its or their representatives receive or have received on a non-confidential basis from a source other than Seller or its Affiliates (excluding the Transferred Subsidiaries), provided that such source is not known to Buyer or the applicable Affiliate or representative to be subject to a contractual, legal or fiduciary obligation of confidentiality to Seller or any of its Affiliates (other than the Transferred Subsidiaries) with respect to such information, or (c) that Buyer or any of its Affiliates (including any of the Transferred Subsidiaries) or its or their representatives can demonstrate has been or is subsequently independently conceived or developed by Buyer or any of its Affiliates (including any of the Transferred Subsidiaries) or its or their representatives without use or reference to the information.

“Excluded Intellectual Property” means all Intellectual Property owned by Seller or its Affiliates that is not Transferred Owned Intellectual Property.

“Excluded Liability” means any of the following Liabilities of Seller or its Affiliates (including the Transferred Subsidiaries):

(a) all Liabilities to the extent related to the Excluded Assets;

(b) all Liabilities to the extent relating to the business of Seller or its Affiliates other than the Business;

(c) all costs and expenses or other Liabilities incurred by Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby or related to the solicitation of or negotiation with any other potential buyers of the Business, the Transferred Subsidiaries or the Transferred Assets or the consideration of strategic alternatives (to the extent not included in the calculation of Transaction Expenses);

(d) all Indebtedness of Seller or any of its Affiliates to the extent not included in the calculation of the Final Purchase Price;

(e) all Liabilities to the extent related to any Seller Plans other than the Assumed Transferred Employee Liabilities;

(f) all (i) Liabilities for Taxes of Seller and its Affiliates (other than the Transferred Subsidiaries) for any taxable period, (ii) Liabilities of any Transferred Subsidiary that are payable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law) or that relate to compliance with Section 4980H of the Code and applicable reporting for any Pre-Closing Tax Period, (iii) Liabilities related to Taxes arising as a result of the operation of the Business (other than the portion of the Business owned by any Transferred Subsidiary) or any Asset Seller’s ownership of the Transferred Assets with respect to any Pre-Closing Tax Period (calculated, in the case of a Straddle Period, in accordance with Section 5.5), and (iv) Liabilities for the portion of Transfer Taxes which are the responsibility of Seller pursuant to Section 5.2 (but excluding, for the avoidance of doubt, any Taxes of any Transferred Subsidiary actually included in the final determination of Closing Date Indebtedness in accordance with Section 1.2(e));

(g) all Liabilities related to Excluded Business Employees and all Liabilities expressly retained by Seller and its Affiliates pursuant to Section 4.4 of the Agreement;

(h) all Transaction Expenses of Seller or its Affiliates; and

(i) all Liabilities listed on Section 9.1(c) of the Seller Disclosure Letter.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020 (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations).

“Final Allocation” has the meaning set forth in Section 1.2(e).

“Final Closing Date Cash” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii), or in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Final Closing Date Indebtedness” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Final Net Working Capital Adjustment Amount” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii), or in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Final Purchase Price” has the meaning set forth in Section 1.2(a).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Final Transaction Expenses” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii), or in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of the representations and warranties (and, for the avoidance of doubt, not constructive fraud, equitable fraud or negligent misrepresentation or omission) (a) in the case of Seller in ARTICLE 2 above that was relied upon by any Buyer Indemnitee to its detriment, and (b) in the case of Buyer, in ARTICLE 3 above, that was relied upon by Seller Indemnitee to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Government Program” means “federal health care programs” as defined in 42 U.S.C. 1320a-7b(f), including Medicare and Medicaid programs (including Medicaid waiver programs), the Energy Employees Occupational Illness Compensation Program Act (EEOICPA), and any other similar or successor federal, state or local healthcare payment program with or sponsored, in whole or in part, by any Governmental Authority, or any contractor of a Government Program.

“Government Receivables Accounts” has the meaning set forth in Section 4.21(b).

“Governmental Authority” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Guarantee” means any letters of credit, guarantees, surety bonds, performance bonds, net worth maintenance agreements, reimbursement obligations, letters of comfort and other financial assurance obligations.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources or worker health and safety (as a result of exposure), including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Health Care Law” means all Laws relating to the provision, administration, management, referral, advertising and marketing, licensing, credentialing, billing, submission of claims, reimbursement and payment of or for health care or health care-related products, services, professionals or facilities, including: (a) Laws governing participation under and payment for personal care or community care services rendered to beneficiaries of Medicaid (Title XIX of the Social Security Act) and all Government Program Conditions of Participation and payment, (b) fraud and abuse laws including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Ethics in Patient Referrals Act, as amended, or Stark Law (42 U.S.C. § 1395nn), the Beneficiary Inducement Statue (42 U.S.C. § 1320a 7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Exclusion Laws (42 U.S.C. § 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 et seq.) and the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.) and state Laws related thereto, (c) patient confidentiality Laws and Privacy and Security Requirements, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended, by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations (collectively “HIPAA”), (d) state corporate practice of medicine Laws and all Laws related to the licensure, certification, accreditation, certification of need, qualification or authority required to transact the Business, (e) Laws related to prescribing and dispensing medications and controlled substances, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), (f) the Patient Protection and Affordable Care Act (Pub. L. 11-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152), (g) the Deficit Reduction Act of 2005, P.L. 109 171, 120 Stat. 4, and (h) all regulations, rules, guidance, policies, Orders or other Laws promulgated under or related to the subject matter of each of the foregoing and any similar state Laws.

“Health Care Permits” has the meaning set forth in Section 2.14(b).

“Health Care Professional” means any Person who is licensed to engage in the delivery of home care, nursing, medical or other professional health care services for or on behalf of Seller, any Asset Seller, with respect to the Business, or any Transferred Subsidiary.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“In-Scope Business Employee” means (i) each Business Employee who is a personal care aide, attendant or assistant or a Health Care Professional and (ii) each other Business Employee who is designated as an “In-Scope Business Employee” on Section 2.16(b) of the Seller Disclosure Letter.

“Inactive In-Scope Asset Seller Employee” means each In-Scope Asset Seller Employee who is not actively at work on the Closing Date due to military leave, maternity, paternity or adoption leave, leave under the Family and Medical Leave Act of 1993 (or any other applicable Law providing for leave under similar circumstances), short-term disability, long term disability or any other approved medical or nonmedical leave of absence.

“Indebtedness” means, with respect to any Person, as of a specified time, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (c) all reimbursement obligations on account of all issued and outstanding letters of credit, performance bonds, banker’s acceptances or other similar instrument, but only to the extent drawn (regardless of the purpose for which any such letter of credit, performance bond, banker’s acceptance or other similar instrument may have been issued) or issued in substitution for or exchange of indebtedness for borrowed money; (d) the balance of the outstanding payments owing in respect of leases required to be classified as financing leases to which the Seller or any of its Subsidiaries is a party that would be classified as a long term liability in accordance with GAAP; (e) all obligations of such Person issued or assumed as the deferred or unpaid purchase price of assets, business, securities, property or services, whether represented by a note, earnout or contingent purchase payment or otherwise, all Tax-related payments, seller notes, post-closing true-up obligations or similar payment arrangements (whether contingent or otherwise) (but excluding obligations for services and supplies and other payables incurred in the ordinary course of business and to the extent included in Closing Date Net Working Capital); (f) any Liabilities of such Person with respect to interest rate swaps, collars, caps and similar hedging obligations, in each case, calculated at the termination value thereof as if terminated at or immediately prior to the Closing; provided that the amount calculated pursuant to this clause (f) shall not be less than zero; (g) any obligation of such Person on account of any accrued and unpaid severance in respect of an employment termination occurring prior to the Closing Date; (h) any obligation of such Person on account of any deferred compensation or payment in the nature of deferred compensation; (i) all Indebtedness referred to in clauses (a) through (h) above of third parties that is guaranteed directly or indirectly in any manner by such Person; (j) all accrued and unpaid interest, premiums, prepayment penalties, make-whole payments, redemption costs, termination or breakage costs or penalties and other charges with respect to any Indebtedness referred to in clauses (a) through (i) above; (k) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (a) through (j) above; (l) the Pre-Closing Tax Accrual Amount and (m) any amounts owed to Seller or its Affiliates (including any declared and unpaid dividends or distributions); provided that Indebtedness shall not include (i) any amounts outstanding under arrangements settled or terminated pursuant to Section 4.9, (ii) any Liabilities in respect of leases other than those referred to in clause (d) above or (iii) any funds received by the Business related to ARPA. Any Indebtedness incurred between the Calculation Time and Closing shall be deemed incurred as of the Calculation Time, unless it has a corresponding and equal increase in Cash or Closing Date Net Working Capital after the Calculation Time.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Initial End Date” has the meaning set forth in Section 7.1(b)(i).

“Insurance Policies” has the meaning set forth in Section 2.19.

“Intellectual Property” means, in any and all jurisdictions worldwide, any and all rights in the following: (a) patents and patent applications, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations and re-examinations; (b) Trademarks; (c) copyrights (and all registrations and applications therefor) and rights of publicity; (d) Trade Secrets, (e) Internet domain names, social media accounts (including “handles”), other computer identifiers, and registrations for any of the foregoing; (f) rights in Software; (g) any and all other intellectual property rights in any form or medium known or later devised; and (h) all, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement associated with any of the foregoing, as applicable.

“Interim Accounts” has the meaning set forth in Section 4.21(b).

“Interim Collections” has the meaning set forth in Section 4.21(b).

“IP Licenses” has the meaning set forth in Section 2.9(a)(viii).

“IRCA” has the meaning set forth in Section 2.16(d).

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology, computers, computer systems, data, data processing systems, databases, telecommunication lines, network and telecommunications equipment, storage systems, controlled networks, platforms, peripherals, equipment, hardware, servers and Software that are owned, controlled, leased, licensed, or used (including through cloud-based or other third-party service providers) by Seller, Asset Sellers and their Affiliates (including the Transferred Subsidiaries) relating to the Business (including those assets that constitute a Transferred Asset).

“Knowledge of Seller” means, as of the date hereof, the actual knowledge, of the individuals set forth on Section 9.1(e) of the Seller Disclosure Letter after reasonable inquiry of their direct reports.

“Law” means any federal, state, local or foreign statute, law, ordinance, code, rule, or other legally enforceable requirement, in each case promulgated by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.10(a).

“Leases” has the meaning set forth in Section 2.10(b).

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, adverse charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, preemptive right, easement, encroachment or material and adverse restriction on ordinary course use or any other encumbrance or similar restriction of any nature, whether accrued, absolute, contingent or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Lookback Period” means the period commencing on January 1, 2021 and continuing up to the date of which such representations and warranties are made.

“Losses” means any and all Liabilities of any kind, interest and expenses (including settlement payments, court costs and reasonable out-of-pocket costs of investigation and fees and expenses of attorneys).

“Malicious Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm Software, IT Systems, or data.

“Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, (x) the assets, business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; or (y) the ability of Seller, or an Asset Seller, to consummate the transactions contemplated hereby; provided that any such change, effect, event, circumstance, development or occurrence resulting from or arising out of any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) conditions affecting the economy or credit, capital and financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (b) any change in or effect on the industry, or businesses in the geographies, in which the Business operates; (c) any change in Laws or GAAP, or the enforcement or interpretation thereof; (d) political or social conditions, including hostilities, acts of war (whether declared or undeclared), cyber-attacks, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing; (e) any change resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any such change relating to the identity of the Buyer; (f) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event; (g) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s express consent or not taken because Buyer withheld, delayed or conditioned its consent; (h) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (h), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (i) any epidemic or pandemic or any Emergency Measures; provided, however, that any change, event or effect referred to in clause (a), (b), (c), (d), (f) or (i) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, circumstance, development or occurrence has a disproportionate adverse effect (but then only to the extent of such disproportionate effect) on the Business relative to other companies in the industries or markets in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.9(a).

“Material Payor” has the meaning set forth in Section 2.23(b).

“Material Supplier” has the meaning set forth in Section 2.23(a).

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.

“New Plan” has the meaning set forth in Section 4.4(c).

“NP Plus PTO Invoice” means an invoice setting forth the aggregate amount of payments made by Seller or its Affiliate to In-Scope Business Employees of NP Plus in respect of all accrued but unused vacation and paid time off that is paid out by Seller or its Affiliate to such employees in connection with the transfer of such employees’ employment to Buyer or its Affiliates (including the employer’s share of any payroll, social security, unemployment or similar Taxes due in connection with such payments).

“Off-the-Shelf Software” means Software that (i) is generally commercially available; (ii) has not been modified or customized for, or distributed to customers of, Seller, any Transferred Subsidiary, or any Asset Seller; and (iii) is licensed to Seller, a Transferred Subsidiary, or an Asset Seller for a one-time or annual fee of $100,000 or less for the portion of use thereof that is applicable to the Business.

“Offer of Employment” has the meaning set forth in Section 4.4(c).

“OIG” has the meaning set forth in Section 2.14(a).

“Open Source Software” means any Software licensed or distributed as free Software, open source Software, or under similar licensing or distribution models.

“Order” has the meaning set forth in Section 2.12.

“Ordinary Course of Business” means, with respect to any Person, in the ordinary course of business of such Person, consistent with past practices.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Patient Records” means all current and former patient records, patient lists, medical records, patient consent and/or authorization forms used by the Seller and Asset Sellers.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith, (c) statutory Liens in favor of lessors arising in connection with any leased property that constitute a Transferred Asset and securing payments not yet due and payable, (d) Liens that will be released at or prior to Closing Date, including Liens securing the obligations under the Credit Facilities, which shall be released at or prior to Closing, (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business and (f) Liens that do not, and would not reasonably be expected to be material to the Business or materially interfere with the use thereof as currently used by the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means (i) Protected Health Information; (ii) any data or information that identifies or is reasonably capable of identifying, a particular individual or household; and (iii) any other data or information pertaining to an individual that is regulated or protected by Data Privacy and Security Laws.

“Post-Close Costs” means (a) any severance, termination or similar payments payable to any Transferred Business Employee whose employment or engagement is terminated for any reason at, or from and after, the Closing, (b) any retention bonus payments that become payable to any Transferred Business Employee after the Closing, in each case for clauses (a) and (b) solely to the extent these payments are not as a result of arrangements agreed by Seller or its Affiliates prior to the Closing, and (c) for the avoidance of doubt, any payments to any Transferred Business Employee pursuant to any arrangement by or at the request of Buyer.

“Pre-Closing Tax Accrual Amount” means the aggregate liability for unpaid income Taxes of the Transferred Subsidiaries attributable to any Pre-Closing Tax Periods (calculated, in the case of Straddle Period, in accordance with Section 5.5), determined (i) on a jurisdiction-by-jurisdiction and type of Tax-by-type of Tax basis with zero dollars ($0) being the lowest amount for a jurisdiction and type of Tax within such jurisdiction, (ii) based on the applicable Transferred Subsidiary’s historical practices and procedures (including any elections, methods of accounting and other filing positions) to the extent supported at a “more likely than not” (or higher) level of confidence, (iii) without taking into account any deferred Tax assets and liabilities established solely for financial accounting purposes to account for timing differences between financial accounting and income tax accounting requirements, (iv) by taking all transaction deductions into account in Pre-Closing Tax Periods to the extent supported at a “more likely than not” (or higher) level of confidence, (v) by taking into account all income Tax payments, including estimated payments, made by (or credits received in lieu thereof) the Transferred Subsidiaries prior to Closing for the taxable periods (or portions thereof) described above and (vi) by excluding any income Taxes attributable to transactions occurring outside the ordinary course of business (A) executed at the direction of Buyer (and not otherwise contemplated by this Agreement) or (B) on the Closing Date and after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy and Security Requirements” means: (i) all Laws and commercially recognized industry standards and requirements regulating the Processing of Personal Information or other data (“Data Privacy and Security Laws”); (ii) all Contracts in effect between Seller, the Transferred Subsidiaries, or the Asset Sellers and any Person that is applicable to the Processing of Personal Information (“Privacy Agreements”); (iii) the terms of any notices, consents, authorizations, waivers of authorization or other permission pursuant to which Seller, the Transferred Subsidiaries or the Asset Sellers Process or have Processed Information (“Privacy Consents”); and (iv) all written policies and procedures applicable to Seller, the Transferred Subsidiaries, and the Asset Sellers relating to the Processing of Personal Information(“Privacy Policies”).

“Process” or “Processing” means the access, use, collection, processing, storage, distribution, transfer, protection, disposal or disclosure of data, whether electronically or in any other form or medium.

“Proposed Purchase Price Calculations” has the meaning set forth in Section 1.2(c)(i).

“Protected Health Information” has the meaning set forth under HIPAA.

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.2(c)(ii).

“R&W Insurance Policy” has the meaning set forth in Section 4.7.

“Reference Date” has the meaning set forth in Section 2.6(a).

“Registered Intellectual Property” has the meaning set forth in Section 2.11(a).

“Regulatory Approvals” means those approvals required to be obtained by applicable Health Care Laws in order to consummate the transactions contemplated hereby, in each case, set forth on Section 6.1(c) of the Seller Disclosure Letter.

“Relevant Jurisdictions” means Arizona, Arkansas, North Carolina, Texas, Tennessee, California and Missouri.

“Restricted Cash” means any (a) Cash, wherever and however held, (i) to the extent required to cure any bank overdrafts and (ii) outstanding checks or outbound wire transfers not yet cashed or received by the applicable counterparty and (b) Cash, wherever and however held, where usage of such Cash is restricted by Law (including ARPA) or contract (including restrictions on dividends and repatriations, customer deposits and credit balances and unclaimed property), plus (c) Cash, wherever and however held, where such amounts have been received but additional goods or services are required to be supplied in order for Seller to be entitled to keep such Cash.

“Restrictive Covenant Agreement” has the meaning set forth in Section 1.1(c)(i)(4).

“Restructuring” has the meaning set forth in Section 4.22.

“Retained Information” has the meaning set forth in Section 4.2(d).

“Sanctions” means any Law administered by the U.S. Treasury Department Office of Foreign Assets Control or any other applicable economic or trade sanctions law.

“Second End Date” has the meaning set forth in Section 7.1(b)(i).

“Section 1.1 Agreement” has the meaning set forth in Section 1.1(c)(i)(5).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Sell-Side Party” has meaning set forth in Section 10.11.

“Seller” has the meaning set forth in the Preamble.

“Seller Designated Accounts” has the meaning set forth in Section 1.1(c)(i)(1).

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer and identified as the Seller Disclosure Letter.

“Seller Flexible Spending Account Plan” has the meaning set forth in Section 4.4(j).

“Seller Fundamental Representations” means Section 2.1(a), Section 2.2(a), Section 2.4, Section 2.5 and Section 2.20.

“Seller Guarantee” means those Guarantees issued or entered into by or on behalf of (or for the account of) Seller or its Affiliates (other than a Transferred Subsidiary) in connection with the Business.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Marks” means the name “Gentiva”, any other Trademarks owned by Seller or any of its Affiliates, and any Trademarks derived from, or incorporating, referencing, combining or similar to, any of the foregoing terms or designs, including those Trademarks set forth on Section 9.1(f) of the Seller Disclosure Letter. Seller Marks shall not include any Trademarks that are included in the Transferred Owned Intellectual Property.

“Seller Plan” means each Benefit Plan that is not a Transferred Plan.

“Seller’s Savings Plans” has the meaning set forth in Section 4.4(i).

“Software” means computer programs, operating systems, applications, firmware, software, and other code, including all source code, object code, application programming interfaces, protocols, tools, data files, databases, data collections, scripts and routines used to Process data, development tools, interfaces, and all versions, updates, corrections, enhancements, and modifications to any of the foregoing.

“Solvent” has the meaning set forth in Section 3.5.

“Straddle Period” means any taxable year or period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.

“Target Net Working Capital” means $19,149,703.00.

“Tax” means (i) any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, escheat, unclaimed property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, assessable payment under Section 4980H of the Code, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto) and (ii) any Liability in respect of any items described in clause (i) imposed or payable by reason of contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Purchase Price” has the meaning set forth in Section 1.2(e).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third End Date” has the meaning set forth in Section 7.1(b)(i).

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, any other indicia of source or origin and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by or associated with any of the foregoing.

“Trade Secret” means any confidential and proprietary information, including trade secrets, confidential and proprietary know-how, formulae, ideas, concepts, discoveries, inventions, (whether patentable or not), innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints.

“Transaction Expenses” means, without duplication and, in each case, solely to the extent not already paid prior to the Closing Date, (a) the aggregate amount of fees and expenses of legal counsel, investment bankers, accountants and other advisors incurred by or on behalf of the Transferred Subsidiaries prior to or at the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby and payable by any of the Transferred Subsidiaries or, solely to the extent any of the Transferred Subsidiaries is liable therefor, by Seller or its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) fifty percent (50%) of the filing fees required under the HSR Act; (c) the costs, fees and expenses of the R&W Insurance Policy set forth in Section 4.7, and (d) any obligations under any Transferred Plan in respect of change of control arrangements, transaction bonuses, discretionary bonuses, severance, retention and similar obligations that will be payable by a Transferred Subsidiary to any current or former Business Employee solely as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, plus the employer’s share of any payroll, social security, unemployment or similar Taxes due in connection with such payments, in each case, excluding any Post-Close Costs (it being understood that any amount included in the definition of Indebtedness shall not be included in Transaction Expenses).

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Transferred Assets” means, to the extent held as of the Closing by Seller or its Affiliates (other than the Transferred Subsidiaries), collectively, all of the assets, properties or rights primarily related to, primarily used or primarily held for use in the Business, including all of the assets, properties and rights of the types set forth or described below, but excluding the Excluded Assets:

(a) the goodwill of the Business;

(b) all inventory primarily related to, primarily used or primarily held for use in the Business;

(c) all accounts receivable and notes receivable to the extent relating to services rendered or products provided by the Business;

(d) all tangible personal property, including equipment, fixtures, furnishings, vehicles, leasehold improvements, furniture, computer equipment, office equipment, accessories, telephone equipment, materials and supplies primarily relating to or used or held for use in connection with the Business; provided, that (i) any fixtures that become the property of the landlord upon installation pursuant to the terms of a Lease shall not be considered a Transferred Asset and (ii) equipment, computer equipment, office equipment, accessories and telephone equipment shall not include that equipment that is expressly an Excluded Asset;

(e) all Transferred Owned Intellectual Property;

(f) all Transferred Business Contracts not held by a Transferred Subsidiary;

(g) all Permits not held by a Transferred Subsidiary and primarily relating to, used or held for use in connection with the Business, except those Permits the transfer of which is not permitted by applicable Law;

(h) to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers of products, materials or equipment, or components thereof, vendors, and licensors, in each case, to the extent primarily relating to the Business;

(i) any third-party rights to reimbursements, refunds, credits, indemnification, hold-harmless or similar rights, in each case, from third parties to the extent relating to the Business;

(j) all Transferred Real Property not held by a Transferred Subsidiary;

(k) all bank accounts of the Transferred Subsidiaries;

(l) all Transferred Plan Assets not held by a Transferred Subsidiary;

(m) all organizational documents, minute and stock record books and corporate seals of each of the Transferred Subsidiaries;

(n) copies of papers, documents, instruments, books and records (excluding electronic mail), files, books of account and other records primarily related to, primarily used or primarily held for use in the Business, including (i) customer and vendor lists, (ii) accounting records, (iii) cost and pricing information, (iv) business plans, (v) transaction records, (vi) all referral lists, (vii) all employee, payroll and personnel records of the Transferred Business Employees to the extent in the possession of Seller or its Affiliates, in each case, however stored (but excluding records or files not reasonably separable from documents or databases that do not relate primarily to the Business or the transfer of which is not permitted under applicable Law), and (viii) all Patient Records; provided that Seller and its Affiliates shall be entitled to retain and use copies of any of the foregoing that are necessary for such Person’s tax, accounting or legal purposes;

(o) all insurance proceeds actually received by Seller or any Asset Seller prior to Closing, in each case (i) related to a Transferred Asset or Assumed Liability, (ii) received by Seller or an Asset Seller in connection with a loss or casualty that occurs prior to the Closing and (iii) neither Seller nor the applicable Asset Seller has applied such proceeds to acquire, or Seller or the Asset Sellers otherwise acquire, another asset included in the Transferred Assets or Assumed Liabilities; and

(p) all assets set forth in Section 9.1(g) of the Seller Disclosure Letter.

“Transferred Business Contracts” means all contracts (i) to which any Transferred Subsidiary is a party; (ii) listed on Section 9.1(h) of the Seller Disclosure Letter; or (iii) otherwise primarily relating to or is primarily used in the operation of the Business.

“Transferred Business Employee” has the meaning set forth in Section 4.4(d).

“Transferred Equity Interests” has the meaning set forth in Section 2.4(a).

“Transferred Owned Intellectual Property” means (a) with respect to the Transferred Subsidiaries, any and all Intellectual Property owned or purported to be owned by Transferred Subsidiary, and (b) with respect to the Asset Sellers, the Intellectual Property owned by Seller, its Affiliates, or the Asset Sellers set forth on Section 9.1(i) of the Seller Disclosure Letter, provided, that Transferred Owned Intellectual Property does not include Intellectual Property in email sent or received by personnel of any Transferred Subsidiary or any personnel of Asset Sellers or their Affiliates related to the Business.

“Transferred Owned Software” has the meaning set forth in Section 2.11(d).

“Transferred Plans” has the meaning set forth in Section 4.4(k).

“Transferred Plan Assets” means all assets of or relating to any Transferred Plan.

“Transferred Real Property” means the leasehold, subleasehold or other possessory interests under leases, subleases, licenses or other contracts or agreements (i) to which any Transferred Subsidiary or Asset Seller (solely with respect to the Business) is a party; (ii) listed on Section 2.10(b) of the Seller Disclosure Letter; or (iii) otherwise exclusively relate to or are exclusively used in the operation of the Business.

“Transferred Subsidiaries” has the meaning set forth in the Recitals.

“Transferred Subsidiary Affiliate Contract” has the meaning set forth in Section 2.21(a).

“Transition Plan” has the meaning set forth in Section 4.16.

“Transitional Services Agreement” means the transitional services agreement relating to the transitional support services for the Transferred Subsidiaries substantially in the form attached as Exhibit E to be entered into on or prior to the Closing Date.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, as such regulations are amended from time to time.

“WARN” has the meaning set forth in Section 4.4(h).

“Willful Breach” means, with respect to any agreement or covenant, a material breach that is the consequence of an action or omission that the breaching party knows or should have known that such action or omission is, or would reasonably be expected to be or result in, a material breach of such agreement or covenant.

Section 9.2 Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” or “parties” shall refer to parties to this Agreement. References to “Affiliate” or “Affiliates” of a party shall, except as otherwise expressly provided in this Agreement, only be deemed to include any Person so long as such Person remains an Affiliate of such party. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall not be exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including that date, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Buyer hereunder shall be a joint and several obligation of Buyer and the Transferred Subsidiaries, and Buyer shall cause the Transferred Subsidiaries to comply with this obligation.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail or by certified mail to the other party hereto as follows:

if to Buyer:

c/o Addus HealthCare, Inc.

6303 Cowboys Way, Suite 600

Frisco, Texas 75034

Attention: Sean Gaffney, EVP & Chief Legal Officer

Email: sgaffney@addus.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: David Cox

Email: dcox@bassberry.com

if to Seller:

Curo Health Services, LLC

c/o Gentiva Health Services

3350 Riverwood Parkway

Suite 1400

Atlanta, GA 30339

Attention:   Ronald C. Lazas, Jr.

Email:     Ronald.Lazas@gentivahs.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention:   Andrew L. Bab

Email:     albab@debevoise.com

or such other address or Email as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof (unless, in the case of electronic mail, an automated notice of non-delivery is received by the sender of such message) if received prior to 5:00 p.m., local time on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative, and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.3 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses. For the avoidance of doubt, except as otherwise set forth in this Agreement, Seller shall be responsible for all expenses of the Asset Sellers and the Transferred Subsidiaries that are, in each case, incurred in connection with this Agreement and the transactions contemplated by this Agreement prior to Closing or that otherwise constitute Transaction Expenses.

Section 10.4 Governing Law, etc.

(a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of the Chancery Court of the State of Delaware and the federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and (ii) (A) agrees to bring all claims under any theory of liability in respect of such action or proceeding exclusively in any such court and (B) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) Each party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 10.5 Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Buyer may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the transactions contemplated by this Agreement, to an Affiliate of Buyer, or to a successor in interest to Buyer (provided, however, that no such assignment or delegation shall (a) be permitted if it would prevent, materially impair or materially delay the consummation of the transactions contemplated hereby or (b) relieve the Buyer of any of its obligations hereunder). Any purported assignment of rights or delegation of obligations in violation of this Section 10.5 will be void. Subject to the foregoing, this Agreement and the Ancillary Agreements will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

Section 10.6 Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement, including all exhibits and schedules incorporated herein or therein, constitute the entire agreement of the parties with respect to the matters covered hereby and thereby and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and the Ancillary Agreements, the statements in this Agreement shall control.

Section 10.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.9 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached (including a party’s obligation to close the transactions contemplated hereby on the Closing Date) so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.6 and ARTICLE 8 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11 Legal Representation of the Transferred Subsidiaries and Seller and Its Other Affiliates. Buyer, on its own behalf and on behalf of its Affiliates (including, after the Closing, Transferred Subsidiaries) and its and its Affiliates’ directors, shareholders, members, partners, officers, employees and Affiliates, hereby agrees that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates (excluding, after the Closing, the Transferred Subsidiaries) or its or its Affiliates’ respective directors, shareholders, members, partners, officers or employees (any of the foregoing, a “Sell-Side Party”), on the other hand, Debevoise & Plimpton LLP (“Debevoise”) may represent the Sell-Side Party in such dispute even though the interests of the Sell-Side Party may be directly adverse to Buyer or the Transferred Subsidiaries, and even though Debevoise may have represented the Transferred Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Transferred Subsidiaries. Buyer further agrees that, as to all communications among Debevoise, on the one hand, and either the Transferred Subsidiaries or the Sell-Side Parties, on the other hand, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller (on behalf of the Sell-Side Parties) and may be controlled by Seller and shall not pass to or be claimed by Buyer, or the Transferred Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Transferred Subsidiaries and a third party other than a Sell-Side Party after the Closing, the Transferred Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Debevoise to such third party; provided, however, that the Transferred Subsidiaries may not waive such privilege without the prior written consent of Seller.

Section 10.12 Exhibits and Schedules. The Seller Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Without limiting the terms of the Seller Disclosure Letter, any fact or item disclosed in a particular section or subsection of the Seller Disclosure Letter shall be deemed to have been disclosed with respect to every other section or subsection thereof if the relevance of such disclosure to such other section or subsection is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. The Seller Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties or covenants of Seller or its Affiliates except as and to the extent expressly provided in this Agreement.

Section 10.13 Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller or any of its Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the transactions contemplated by this Agreement.

Section 10.14 Release. Effective as of the Closing, (a) Seller, on behalf of itself, its Affiliates (other than the Transferred Subsidiaries) and each of their respective successors and assigns, hereby irrevocably releases and forever discharges any and all rights, claims and causes of action they have had, now have or might now have against each of the Transferred Subsidiaries and their respective current and former employees, officers, directors, equityholders, partners, members, advisors, successors and assigns, arising out of, or relating to, the organization, management or operation of the businesses of Seller and its Affiliates (including the Transferred Subsidiaries) relating to any matter, occurrence, action or activity on or prior to the Closing Date, and (b) Buyer, on behalf of itself and the Transferred Subsidiaries, and each of their respective successors and assigns, hereby irrevocably releases and forever discharges any and all rights, claims and causes of action Buyer or the Transferred Subsidiaries have had, now have or might now have against Seller and its Affiliates and each of their respective current and former employees, officers, directors, equityholders, partners, members, advisors, successors and assigns, arising out of, or relating to, the organization, management or operation of the businesses of Seller and its Affiliates (including the Transferred Subsidiaries) relating to any matter, occurrence, action or activity on or prior to the Closing Date, in each case of clauses (a) and (b) other than (i) any rights, claims or causes of action under this Agreement, any Ancillary Agreement or any agreement listed on Section 4.9 of the Seller Disclosure Letter, (ii) any agreement entered into after the Closing Date, (iii) under any contract of insurance, organizational documents, or other indemnification and/or exculpation obligations covering or otherwise in favor of the directors, managers and officers of Seller or its Subsidiaries (including the Transferred Subsidiaries) prior to the Closing or (iv) any employment, severance, bonus or similar agreement or arrangement between a Transferred Subsidiary and a current officer or director that continues to remain in effect following the Closing.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CURO HEALTH SERVICES, LLC,
d/b/a GENTIVA

By:	/s/ Ronald C. Lazas, Jr.
Name: Ronald C. Lazas, Jr.
Title: General Counsel and Corporate Secretary

[Signature Page to Stock and Asset Purchase Agreement]

ADDUS HEALTHCARE, INC.

By:	/s/ R. Dirk Allison
Name: R. Dirk Allison
Title: Chief Executive Officer

[Signature Page to Stock and Asset Purchase Agreement]